UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Soliciting Material Pursuant to §240.14a-12

Asbury Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY MATERIALS DATED MARCH 8, 2016
SUBJECT TO COMPLETION
Asbury Automotive Group, Inc.
2905 Premiere Parkway NW, Suite 300
Duluth, GA 30097

March [__], 2016

Dear Stockholders,
On behalf of the Board of Directors and management of Asbury Automotive Group, Inc., we cordially invite you to attend our 2016 Annual Meeting of Stockholders.
As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. The matters to be voted on are described in the notice of meeting and the proxy statement which accompany this letter. We value your vote and urge you to exercise your rights as a stockholder to vote. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid envelope or vote by telephone or the Internet. This will ensure that your shares are represented at the meeting.
Sincerely,

Craig T. Monaghan
President, Chief Executive Officer and Director

 YOUR VOTE IS IMPORTANT

ASBURY AUTOMOTIVE GROUP, INC.
2905 PREMIERE PARKWAY NW, SUITE 300
DULUTH, GEORGIA 30097
(770) 418-8200

NOTICE OF THE 2016 ANNUAL MEETING OF STOCKHOLDERS AND IMPORTANT NOTICE
REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
APRIL 20, 2016
To Our Stockholders:
The 2016 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. (the “Annual Meeting”) will be held at The Ritz Carlton, Buckhead located at 3434 Peachtree Road, NE, Atlanta, Georgia 30326 on April 20, 2016, at 8:00 a.m. Eastern Time, for the purpose of considering and acting upon the following proposals:
1.election of three nominees to Class II of the Board of Directors to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;
2.adoption of amendments to the Company's Restated Certificate of Incorporation that would result in the declassification of the Board of Directors;
3.advisory approval of the compensation of our named executive officers;
4.ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; and
5.any other matters that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Only stockholders of record as of 5:00 p.m. Eastern Time on February 26, 2016, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. A complete list of stockholders entitled to notice of, and to vote at, the Annual Meeting will be available for inspection by stockholders during normal business hours during the ten day period immediately prior to the Annual Meeting at our corporate headquarters located at 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097, as well as at the Annual Meeting.
Your vote is important. Please complete, date and sign the enclosed proxy. Then return it promptly in the enclosed envelope, or vote by telephone or the Internet, to ensure your shares are represented at the Annual Meeting. Any proxy you give will not be used if you thereafter choose to attend and vote in person at the Annual Meeting.
This proxy statement and the Company’s 2015 Annual Report are available on the Internet at http://www.edocumentview.com/ABG

BY ORDER OF THE BOARD OF DIRECTORS,

George A. Villasana
Senior Vice President, General Counsel & Secretary

ASBURY AUTOMOTIVE GROUP, INC.
2905 PREMIERE PARKWAY NW, SUITE 300
DULUTH, GEORGIA 30097

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 20, 2016
This proxy statement is furnished in connection with the solicitation of proxies by Asbury Automotive Group, Inc. (“Asbury”, the “Company”, “we”, “us” or “our”) on behalf of the Board of Directors (the “Board”) for the 2016 Annual Meeting of Stockholders, including all adjournments or postponements of the 2016 Annual Meeting. The accompanying Notice of the 2016 Annual Meeting of Stockholders and Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 20, 2016, this proxy statement and proxy card are first being mailed to stockholders, and made available on the Internet, on or about March [__], 2016. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 is included with these materials.

INFORMATION ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will be asked to consider and vote on the following proposals:
PROPOSAL 1: election of three nominees to Class II of the Board to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;
PROPOSAL 2: adoption of amendments to the Company's Restated Certificate of Incorporation that would result in the declassification of the Board of Directors;
PROPOSAL 3: advisory approval of the compensation of our named executive officers; and
PROPOSAL 4: ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.
We will also transact any other business that may properly come before the Annual Meeting. Representatives from our independent registered public accounting firm, Ernst & Young LLP, are expected to be present at the meeting to make a statement if they so desire and to respond to appropriate questions from stockholders.
Who is entitled to vote?
The record date for the Annual Meeting is February 26, 2016. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders of record, their proxies, beneficial owners having evidence of ownership on the record date and our invited guests.
Our sole outstanding class of capital stock is our common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of our common stock is entitled to one vote per share with respect to each director nominee and on each other matter submitted at the Annual Meeting. As of 5:00 p.m. Eastern Time on the record date there were 24,970,344 shares of our common stock issued and outstanding and entitled to vote on each matter to be voted upon at the Annual Meeting, which number includes 205,895 shares of unvested restricted stock entitled to voting rights and that are held by our employees.
How do I vote?
1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, your shares will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.
2. You may vote by telephone or the Internet. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent) you may vote by telephone or on the Internet by following the voting instructions on the proxy card. If your shares are held in “street name” by a bank, broker or other nominee, you may also be able to vote by telephone or the Internet. Please check the voting form provided by your bank, broker or other nominee to see if it offers such options.
3. You may vote in person at the Annual Meeting. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. However, if your shares are held in the name of your bank, broker or other nominee, you will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of our common stock as of the record date for the Annual Meeting. Please contact your bank, broker or other nominee holding your shares directly if you would like to obtain a proxy to vote your shares directly at the Annual Meeting. Even if you plan to attend the Annual Meeting, please complete, sign and return your proxy card, or vote by telephone or the Internet, to ensure that your shares are represented. If you attend the Annual Meeting, any votes you cast at the meeting will supersede your proxy.
How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of at least 12,485,173 shares, which represents a majority of the shares of common stock outstanding on the record date, will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be counted for the purpose of determining the presence of a quorum.
What if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, the chairman of the Annual Meeting may adjourn or postpone the Annual Meeting until a quorum is present. The time and place of the adjourned or postponed Annual Meeting will be announced at the time the adjournment is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the Annual Meeting.
Can I change my vote after I submit my proxy?
Yes, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

•	signing and properly submitting another proxy with a later date;

•	voting by telephone or the Internet;

•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the Annual Meeting; or

•	voting in person at the Annual Meeting.
How does the Board recommend I vote on the proposals?
The Board recommends that you vote:

•	“FOR” the election of the three nominees to Class II of the Board of Directors to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

•	“FOR” the adoption of amendments to the Company's Restated Certificate of Incorporation that would result in the declassification of the Board of Directors;

•	“FOR” the advisory approval of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.
What if I return an executed proxy but do not specify how my shares are to be voted?
If you properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.
Specifically, your shares will be voted FOR the election of all director nominees (Proposal 1), FOR the adoption of amendments to the Company's Restated Certificate of Incorporation that would result in declassification of the Board of Directors (Proposal 2), FOR the advisory approval of the compensation of our named executive officers (Proposal 3) and

FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016 (Proposal 4), as well as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.
Will any other business be conducted at the Annual Meeting?
The Board is aware of no other business that will be presented at the Annual Meeting. If any other business properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders will vote the shares for which they have been granted a proxy as recommended by our Board, or if no recommendation is given, in accordance with their own discretion.
What are abstentions, broker non-votes and withheld votes, and how are they treated?
A share voted "abstain" with respect to any proposal is considered present and entitled to vote with respect to that proposal and will be included for purposes of calculating the presence of a quorum at the Annual Meeting. You may abstain from voting on any proposal to be voted on at the Annual Meeting other than the election of directors which, by virtue of the vote required to approve such proposal, does not provide for abstentions under applicable law.
A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee in "street name", and the bank, broker or other nominee does not receive voting instructions from the beneficial owner of these shares as to how to vote such shares, and the bank, broker or other nominee does not have the authority to exercise discretion to vote on such proposal. Banks, brokers and other nominees are only able to, but are not required to, exercise discretionary voting authority on routine matters. The proposal related to the ratification of our independent registered public accounting firm (Proposal 4) is the only item on the agenda for the Annual Meeting that is considered a routine matter. If a bank, broker or other nominee does not receive specific voting instructions with respect to one or more non-routine matters, such nominee may not cast a vote on the proposal, resulting in a broker non-vote. Broker non-votes will be included for purposes of calculating the presence of a quorum at the Annual Meeting.
With respect to the election of directors (Proposal 1), our directors are elected by a plurality of the votes cast, but are subject to our director voting policy set forth in our Corporate Governance Guidelines. If you vote "withhold" with respect to the election of one or more nominees, your shares will not be voted with respect to those nominees. "Withheld" votes will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote "against" that director nominee under our director voting policy.
What vote is required to approve each proposal at the Annual Meeting?
The table below describes the vote required for approval of each matter to be brought before the Annual Meeting, as well as the treatment of abstentions, broker non-votes and withheld votes.

Proposal	Vote Required	Treatment of Abstentions	Treatment of Broker Non-Votes	Treatment of Withhold Votes
Election of Directors	Each nominee must receive the affirmative vote of a plurality of the votes cast*	Not Applicable	No Effect	Against
Amendments to Restated Certificate of Incorporation to Declassify Board of Directors	The affirmative vote of the holders of at least 80% of the shares outstanding	Against	Against	Not Applicable
Advisory Approval of Executive Compensation	The affirmative vote of the holders of a majority of the voting power of shares present in person or represented by proxy and entitled to vote as of the record date	Against	No Effect	Not Applicable
Ratification of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the voting power of shares present in person or represented by proxy and entitled to vote as of the record date	Against	No Effect	Not Applicable
*While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a director voting policy for directors. This policy provides that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation as a director to the Board promptly following the certification of the election results. The Governance and Nominating Committee will consider each resignation tendered and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation within 90 days following the certification of the election results.
Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director nominee. If you vote “Withhold” with respect to the election of one or more nominees, your shares will not be voted with respect to those nominees. For a “withheld” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote “against” that director nominee under our director voting policy for directors. Neither broker non-votes nor abstentions will be deemed to be votes “for” or “withheld”.
Who pays for the costs of soliciting proxies?
We will pay the cost of soliciting proxies, including the expenses of preparing, printing and mailing the proxy materials to stockholders. We have retained MacKenzie Partners, Inc. to aid in the broker search and the solicitation of proxies, for a fee of approximately $10,000, plus reasonable out-of-pocket expenses and disbursements. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. Our directors, officers and other employees of the Company may also solicit proxies without additional compensation. This solicitation may be in person or by telephone, email or other electronic communication methods.

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information with respect to the beneficial ownership of shares of the Company’s common stock by (1) each of our directors (including the director nominees), (2) each of our named executive officers, and (3) our directors and executive officers as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company’s common stock.
Except as set forth below, the following information is given as of February 26, 2016. In the case of percentage ownership, the information is based on 24,970,344 shares of the Company’s common stock being outstanding as of February 26, 2016, which number includes 205,895 shares of unvested restricted stock that have voting rights and are held by the Company’s employees. Shares issuable upon the vesting of performance shares within 60 days after February 26, 2016 are deemed to be outstanding for the purpose of computing the beneficial ownership and overall voting power of each person deemed to beneficially own such securities, but are not deemed to be outstanding for the purpose of computing the voting power of any other person.

	Shares Beneficially Owned†
Name of Beneficial Owner	Number	%
Principal Stockholders
Blackrock, Inc. (1)	2,679,387	10.7%
Eminence Capital, LLC (2)	2,393,923	9.6%
MSD Capital, L.P. (3)	2,228,849	8.9%
The Vanguard Group (4)	1,598,643	6.4%

Current Directors, Including Director Nominees
Joel Alsfine (3)	2,228,849	8.9%
Dennis E. Clements	26,977	*
Thomas C. DeLoach, Jr.	84,953	*
Juanita T. James	12,357	*
Eugene S. Katz	25,260	*
Philip F. Maritz	15,083	*
Craig T. Monaghan (5)	207,745	*
Thomas Reddin	3,179	*
Scott L. Thompson	2,826	*

Named Executive Officers Who Are Not Directors
David W. Hult (6)	32,443	*
Keith R. Style (7)	31,642	*
George A. Villasana (8)	32,238	*
George Karolis (9)	9,254	*
All directors and executive officers as a group (13 persons)	2,712,806	10.9%

(†)
The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after February 26, 2016. Inclusion in the table of such shares, however, does not constitute an admission that the director, nominee, named executive officer or other executive officer is a direct or indirect beneficial owner of such shares. Except as otherwise indicated, the persons listed in the table have sole voting and investment power with respect to the securities included in the table.

(*) Denotes less than 1% of the Company’s common stock.

(1)
Based on a Schedule 13G filed with the SEC on February 10, 2016. Blackrock, Inc. has sole power to vote 2,597,733 shares and to dispose of 2,679,387 shares. The business address of Blackrock, Inc. is 40 East 55nd Street, New York, New York 10055.

(2)
Based on a Schedule 13G/A filed with the SEC on February 16, 2016. Represents shares owned by and on behalf of each Eminence Capital, LP (“Eminence Capital”), Eminence GP, LLC (“Eminence GP”) and Ricky C. Sandler (“Sandler”). Eminence Capital serves as the management company or investment advisor to several Eminence funds and a separately managed account and may be deemed to have voting and dispositive power over shares held for the accounts of the Eminence funds and the separately managed account. Eminence GP serves as general partner or manager with respect to the shares directly owned by some of the Eminence funds and may be deemed to have voting and dispositive power over the shares held for the accounts of certain Eminence funds. Sandler is the chief executive officer of Eminence Capital and managing member of Eminence GP and may be deemed to have voting and dispositive power over shares held for the accounts of the Eminence funds and the separately managed account, and individually over shares owned by certain family accounts and other related accounts over which Sandler has investment discretion. Eminence Capital, Eminence GP and Sandler have shared voting and dispositive power with respect to 2,393,923 shares and Sandler has sole voting and dispositive power with respect to 1,713 shares. The business address of Eminence Capital, Eminence GP and Sandler is 65 East 55th Street, 25th Floor, New York, New York 10022

(3)
Represents 2,225,596 shares owned by and on behalf of each of MSD Capital, L.P. (“MSD Capital”), MSD SBI, L.P. (“MSD SBI”) and Michael S. Dell (“Dell”) based on a Schedule Form 4 filed with the SEC on February 9, 2016 by Joel Alsfine. MSD SBI is the record and direct beneficial owner of 2,225,596 shares. MSD Capital is the general partner of MSD SBI and may be deemed to indirectly beneficially own the shares owned by MSD SBI. MSD Capital Management LLC (“MSD Capital Management”) is the general partner of MSD Capital and may be deemed to indirectly beneficially own the shares beneficially owned by MSD Capital. Each of Glenn R. Fuhrman and Marc R. Lisker is a manager of MSD Capital Management and may be deemed to indirectly beneficially own the shares beneficially owned by MSD Capital Management. Dell is the controlling member of MSD Capital Management and may be deemed to indirectly beneficially own the shares beneficially owned by MSD Capital Management. Also includes 3,253 shares held by Joel Alsfine, a member of our Board of Directors and a partner in MSD Capital. Each of MSD Capital, MSD SBI, and Messrs. Dell, Fuhrman, Lisker and Alsfine disclaims beneficial ownership of such securities except to the extent of a pecuniary interest therein. MSD Capital, MSD SBI and Dell have shared voting and dispositive power with respect to 2,225,596 shares. The business address of MSD Capital and MSD SBI is 645 Fifth Avenue, 21st Floor, New York, New York 10022. The business address of Dell is c/o Dell, Inc., One Dell Way, Round Rock, Texas 78682.

(4)
Based on a Schedule 13G/A filed with the SEC on February 10, 2016. Vanguard Group ("Vanguard") has sole power to vote 55,699 shares and to dispose of 1,542,944 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 38,275 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 2,800 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Includes 39,736 shares of unvested restricted stock. Mr. Monaghan has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 5,326 shares of common stock vested in March 2016 under the 2015 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Monaghan has the right to dispose of these shares issued to him under the 2015 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date. Also includes 46,651 shares of common stock held in The Monaghan Foundation, Inc., as to which Mr. Monaghan has the right to vote and dispose of such shares.

(6)
Represents 28,023 shares of unvested restricted stock. Mr. Hult has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 1,984 shares of common stock vested in March 2016 under the 2015 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Hult has the right to dispose of these shares issued to him under the 2015 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date.

(7)
Includes 14,495 shares of unvested restricted stock. Mr. Style has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 1,240 shares of common stock vested in March 2016 under the 2015 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Style has the right to dispose of these shares issued to him under the 2015 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date.

(8)
Includes 9,256 shares of unvested restricted stock. Mr. Villasana has the right to vote, but no right to dispose of, these shares of unvested restricted stock. Also includes 1,053 shares of common stock vested in March 2016 under the

2015 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Villasana has the right to dispose of the shares issued to him as payout under the 2015 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date.

(9)
Includes 6,375 share of unvested restricted stock. Mr. Karolis has the right to vote, but no right to dispose of, these shares of unvested restricted stock. Also includes 413 shares of common stock vested in March 2016 under the 2015 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Karolis has the right to dispose of the shares issued to him as payout under the 2015 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date.

Equity Ownership Guidelines
We have adopted equity ownership guidelines that are applicable to our directors and named executive officers. Under these guidelines, we expect that:

•	each director should own at least five times his or her annual retainer in value of our common stock;

•	the Chief Executive Officer (“CEO”) should own at least five times his base salary in value of our common stock;

•	the Chief Operating Officer ("COO") and Chief Financial Officer (“CFO”) should own at least three times his or her base salary in value of our common stock; and

•	the other named executive officers should own at least two time his or her base salary in value of our common stock.
Equity ownership, for the purposes of these guidelines, is determined as follows:

•	unvested restricted shares are included when calculating equity ownership; and

•	earned, but unvested, performance shares are included when calculating equity ownership.
We expect our directors and named executive officers to comply with these guidelines within five years after the date of their election or appointment. All of our current directors and named executive officers who are subject to these guidelines have achieved their ownership requirements or have additional time to achieve them.
Our equity ownership guidelines are contained in our Corporate Governance Guidelines, which can be found on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”
Asbury Policy Regarding Hedging or Pledging of Asbury Stock
Insiders of Asbury are strongly discouraged from trading in Asbury common stock on a short-term basis. In addition, Asbury prohibits its directors and officers who are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Section 16 officers”) from pledging Asbury common stock or otherwise subjecting Asbury common stock to margin calls or the ability to be sold outside of the owner’s control. All insiders of Asbury are prohibited from engaging in hedging activities involving Asbury common stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Directors and Nominees for Election as Directors
The Board is currently divided into three classes with the members of each class serving a three-year term on the Board. The term of each Class II director expires at the Annual Meeting, the term of each Class III director expires at the 2017 annual meeting of stockholders, and the term of each Class I director expires at the 2018 annual meeting.
Directors are elected by a plurality of the votes cast. This means that each of the three director nominees will be elected if they receive more affirmative votes than any other person. The director voting policy in our Corporate Governance Guidelines states that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation as a director to the Board promptly following the certification of the election results. The Governance and Nominating Committee will consider each resignation tendered and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation within 90 days following the certification of the election results.
Each director-nominee has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that the director-nominees will not serve if elected. If a nominee is unable or unwilling to stand for election, the Board may designate a substitute nominee or may choose to reduce the size of the Board. If a substitute nominee is designated, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority for the nominee who is not standing for election.
Below is certain information about our director-nominees and the directors who will continue to serve on the Board following the Annual Meeting, their principal occupation, business experience as well as other matters, and the Board’s assessment of their individual qualifications to serve on our Board. For certain additional information regarding the director-nominees and the directors who will continue to serve on the Board following the Annual Meeting, see the sections entitled “Securities Owned by Management and Certain Beneficial Owners,” and “Governance of the Company” in this proxy statement.
Nominees for Election as Class II Directors
Upon the recommendation of the Governance and Nominating Committee, our Board has nominated Joel Alsfine, Thomas C. DeLoach, Jr. and Philip F. Maritz for election to Class II of the Board. All of the Class II director-nominees are currently directors of the Company. If re-elected at the Annual Meeting, the terms of these individuals will expire at the 2019 annual meeting of stockholders and when their respective successors are duly elected and qualified.
The Board unanimously recommends you vote FOR each of these nominees.

Class II Director-Nominees
JOEL ALSFINE (46) has served as a member of the Board, and as a member of the Audit Committee and Risk Management Committee since January 2015. Mr. Alsfine is a partner at MSD Capital L.P in New York, the investment firm formed in 1998 to exclusively manage the capital of Michael Dell and his family, which he joined in 2002. From 2000 to 2002, Mr. Alsfine was Managing Director of TG Capital Corp. in Miami. Prior to 2000, he held the post of Engagement Manager with McKinsey & Co. in New York and also worked with Fisher Hoffman Stride in Johannesburg, South Africa.
With his extensive capital market experience and financial and investment experience as a partner at MSD Capital, the Board has determined that Mr. Alsfine has an astute understanding of market complexities that provide valuable insight into effective strategy, including within the automotive retail industry. In addition, the Board believes that Mr. Alsfine’s years of financial and risk-related experience at various private equity firms appropriately position him to be a valuable member of our Audit Committee and Risk Management Committee, and provide valuable insight into audit and risk management issues.
THOMAS C. DeLOACH, JR. (68) has served as our Non-Executive Chairman since August 2011 and, prior to that time, served as our Lead Independent Director since February 2011. Mr. DeLoach has served as a member of the Board and as a member of the Audit Committee since January 2007, a member of the Governance and Nominating Committee since April 2012, a member of the Risk Management Committee since January 2009, of which he was Chair until February 2011, Chair of the Succession Planning Committee from October 2010 until February 2011, when such Committee was disbanded, and a member of the Executive Committee since February 2011 and its Chair since May 2013. He is a former executive of Mobil Corporation (“Mobil”) and served in various positions at Mobil from July 1969 until March 2000. From 1998 to 2000, Mr. DeLoach was the president of the Global Midstream Division at Mobil. From 1994 to 1998, Mr. DeLoach served as the CFO of Mobil. From May 2000 to July 2002, Mr. DeLoach was a member of management of a NASCAR racing team owned principally by Roger Penske. In September 2002, he formed PIT Instruction & Training, LLC, of which he is a principal and a managing member. In addition, since June 2005, Mr. DeLoach has served as a principal and a managing member of Red Horse Racing II, LLC, a NASCAR Camping World Truck Series race team. Mr. DeLoach is a member of the Board of Trustees, the Corporate Governance and Nominating Committee and the Chair of the Compensation Committee of Liberty Property Trust, a self-managed real estate investment trust. Mr. DeLoach was also formerly the Chair of the Audit Committee of Liberty Property Trust.
With his managerial and board experience, the Board has determined that Mr. DeLoach brings to the Board demonstrated critical leadership skills, which skills are appropriate for a Non-Executive Board Chairman and as Chair of the Executive Committee. In addition, as the former CFO of Mobil, coupled with his former position as Chair of the Audit Committee of Liberty Property Trust, Mr. DeLoach has experience with complex accounting, financial and risk-related issues, such as the application of accounting principles and financial reporting rules and regulations, and evaluation of financial results and general oversight of the financial reporting processes and risk analyses of large businesses. As a result of his broad accounting, financial and executive experience, the Board believes that Mr. DeLoach is a valuable member of our Board, Governance and Nominating Committee and Risk Management Committee and Chair of our Executive Committee, and is well-qualified to assist in the auditor oversight function as an Audit Committee member.
PHILIP F. MARITZ (55) has served as a member of the Board since April 2002, as Chair of the Risk Management Committee since April 2012, as a member of the Governance and Nominating Committee since June 2014 and as a member of the Executive Committee since April 2015. He is the co-founder and President of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that invests in luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President. He is also the Managing Director of Broadreach Capital Partners, a private equity real estate investment fund.
With his significant real estate investment and management, strategic and operational experience as President of Maritz, Wolff & Co. and Maritz Properties, along with his financial and investment experience as a Managing Director of Broadreach Capital Partners, the Board has determined that Mr. Maritz has valuable insight into the effective strategic management of businesses, including with respect to the evaluation of operational, financial and transactional risks. In addition, Mr. Maritz’s experience in marketing and sales of luxury goods and services and his strategic management of luxury brands is relevant to our Company and our business. Mr. Maritz’s leadership positions at these various companies demonstrate his management abilities and his understanding of business and financial strategy and operations, making him a valuable member of our Risk Management Committee, Governance and Nominating Committee and Executive Committee. Furthermore, Mr. Maritz is, or has been, a director of a number of privately-held companies, including Rosewood Hotels and Resorts and Dolce Hotels and Resorts, and a number of non-profit organizations, including Princeton University Art Museum Advisory Council, Stanford Business School Management Board, the American University of Cairo and the Metropolitan Museum of Art Visiting Committee for Photography, which the Board believes provides additional insight into Board functions, including appropriate oversight, risk management and fiduciary obligations.
Current Class I Directors
The Class I directors are not standing for reelection at the upcoming Annual Meeting. Their terms expire at the 2018 annual meeting of stockholders.
DENNIS E. CLEMENTS (71) has served as a member of the Board since September 2006. Mr. Clements became a member of the Compensation and Human Resources Committee and the Governance and Nominating Committee in October 2006, a member of the Executive Committee in January 2007 (of which he was chair until May 2013) and a member of the Risk Management Committee in July 2013. He was appointed Chair of the Governance and Nominating Committee in May 2007. Mr. Clements also served as a member of the Succession Planning Committee from October 2010 until February 2011, when such Committee was disbanded. Mr. Clements is currently a consultant with Discretionary Effort L.L.C., which he founded in 2005. From June 2000 to June 2005, Mr. Clements was an Officer of Toyota Motor Sales, USA, serving as Chief Operating Officer, Group Vice President and General Manager of Lexus USA. He was President of Toyota’s Central Atlantic division from June 1991 to June 2000, and held a number of other senior sales management positions at Toyota. Earlier in his career, Mr. Clements worked with Ford Motor Co. for 15 years, progressing through a variety of sales and management positions in the Ford and Lincoln-Mercury divisions. From May 2008 until December 2013, Mr. Clements served on the advisory board of Noribachi L.L.C., a company that produces smart energy products, including LED lighting, consumer electronics, solar solutions, and provides engineering and design services for such products. Since 2012, Mr. Clements has served on the advisory board of Excellent Cultures LLC, a provider of leading-edge consulting and training services for management and sales personnel across various industries, including the automotive industry.
Mr. Clements has over 40 years of experience, including executive level appointments, in the automotive business. Most notably, with his twenty-five years of experience at Toyota and Lexus, and fifteen years of experience at Ford, the Board has determined that Mr. Clements brings a vast knowledge of the automotive industry and a valuable perspective on automotive manufacturers to the Board. Given his significant executive automotive experience, the Board believes that Mr. Clements has extensive automotive industry expertise, experience and relationships upon which to draw as he serves as the Chair of our Governance and Nominating Committee, and as a member of our Compensation and Human Resources Committee and our Risk Management Committee.
EUGENE S. KATZ (70) has served as a member of the Board and a member of the Audit Committee since January 2007, a member of the Compensation and Human Resources Committee since February 2011 and Chair of the Audit Committee since January 2009. Mr. Katz also served as a member of the Risk Management Committee from January 2009 until February 2011. He is a former partner of PricewaterhouseCoopers (“PwC”), where he began his career in 1969, and became a partner in July 1980. Mr. Katz retired from PwC in June 2006. From 2002 and through his retirement in June 2006, Mr. Katz served as the west region risk management leader of PwC. In addition, Mr. Katz was a member of the PwC Governing Board from 1992 to 1997, and from 2001 to 2005. Mr. Katz currently serves as a member of the Board, Compensation Committee and Nominating and Governance Committee and as Chair of the Audit Committee of Workiva Inc.
Mr. Katz has over 40 years of experience in public accounting, during which time he was responsible for leading audit engagements of private and public companies and served a variety of clients ranging from start-up companies to larger public companies. Because of Mr. Katz’s significant experience with complex financial reporting, accounting and risk management matters as a former public accountant, the Board has determined that Mr. Katz is well-positioned to be both the Chair of our Audit Committee, assisting the Audit Committee in fulfilling its responsibility of overseeing our independent registered public accounting firm, and a member of the Compensation and Human Resources Committee.
SCOTT L. THOMPSON (57) has served as a member of the Board and a member of the Compensation and Human Resources Committee and Risk Management Committee since January 2015. Since September 2015, Mr. Thompson has served as Chairman, President and Chief Executive Officer of Tempur Sealy International, Inc. From 2008 to 2012, Mr. Thompson served as President & Chief Executive Officer of Dollar Thrifty Automotive Group, Inc., and then served as CEO and Chairman until Dollar Thrifty was purchased by Hertz Global Holdings, Inc. in 2012. Prior to joining Dollar Thrifty, Mr. Thompson helped found Group 1 Automotive, Inc. a specialty retailer in the automotive retailing industry, where he served as Executive Vice President, Chief Financial Officer and Treasurer from 1996 until 2004. From 1991 to 1996, Mr. Thompson served as Executive Vice President of Operations and Finance for KSA Industries, Inc., an owner of multiple franchised dealerships. Prior to that, Mr. Thompson began his career with a national accounting firm. Mr. Thompson previously served as a director and Chair of the Compensation Committee of Conn’s Inc., a specialty retailer of furniture, mattresses, home appliances and consumer electronics. He also previously served as a director, Chairman of the Board, member of the Audit Committee and Chair of the Compensation Committee of Houston Wire and Cable Co., a provider of wire and cable related services in the United States.
Mr. Thompson brings to the Board significant business experience and expertise in the critical areas of operations and finance within the automotive industry as a result of his prior professional roles. In addition, given his current and past experience serving as a director of public companies, the Board has determined that Mr. Thompson has an in-depth understanding of the issues and functions of a public-company board, and is exceptionally qualified to provide valuable insight into compensation and risk management issues.
Current Class III Directors
The Class III directors are not standing for reelection at the upcoming Annual Meeting. Their terms expire at the 2017 annual meeting of stockholders.
JUANITA T. JAMES (63) has served as a member of the Board since October 2007, as a member of the Compensation and Human Resources Committee since May 2008, as a member of the Governance and Nominating Committee and as Chair of the Compensation and Human Resources Committee since April 2015. Ms. James also served as a member of the Audit Committee from January 2009 to April 2015 and as a member of the Risk Management Committee from October 2012 until May 2014. Ms. James has served as the President and Chief Executive Officer of the Fairfield County's Community Foundation (“FCCF”) since October 2011. Prior to joining FCCF, Ms. James served as the Vice President and Chief Marketing and Communications Officer for Pitney Bowes, Inc. from May 2007 until November 2010, during which time she also served on its CEO Council and its Corporate Social Responsibility Committee. From October 2006 to May 2007, Ms. James served as the Vice President and Chief Communications Officer for Pitney Bowes. From October 2004 until October 2006, Ms. James served as the Vice President of Direct Marketing Strategy and Business Development for Pitney Bowes. From 2002 until 2004, Ms. James served as the Vice President, Project Leader of Human Resources Transformation for Pitney Bowes, where she led a global SAP Human Resources and Payroll implementation and launched the company’s first shared services initiative. Prior to joining Pitney Bowes in 1999, Ms. James was the Executive Vice President, Marketing and Editorial of Doubleday Direct, Inc. Ms. James had a distinguished 20-year career at Time Warner, Inc., including 12 years in senior management positions. Ms. James also formerly served as the Chair of the Compensation Committee of the Board of Trustees of the University of Connecticut.
Based on her management experience at FCCF, Pitney Bowes and Doubleday Direct, the Board has determined that Ms. James brings to the Board demonstrated senior-level leadership experience. Through her various positions at Pitney Bowes, Ms. James also brings to the Board a broad understanding of sales, marketing, brand management, investor relations and general communications matters that affect large companies, which are areas that are critical to the automotive retail business and to which she can provide valuable insight. As a former member of the audit committee of The Rouse Company, the Board believes that Ms. James has valuable experience dealing with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing public company financial reporting processes. In addition, the Board also believes that Ms. James’ service as former Chair of the Nominating and Governance Committee of The Rouse Company, as well as her prior and current service on numerous not-for-profit boards, provides her with additional experience upon which she can draw upon as a member of our Board, the Compensation and Human Resources Committee and the Governance and Nominating Committee from 2013 to 2015.
CRAIG T. MONAGHAN (59) has served as our President and CEO since February 2011, and as a member of the Board and of the Executive Committee since April 2011. Prior to becoming our President and CEO, Mr. Monaghan served as our Senior Vice President and CFO from May 2008 until February 2011, and continued as our principal financial officer until we hired a new CFO in June 2011. Prior to joining us, Mr. Monaghan served as the CFO of Sears Holding Corp., a national broadline retailer, between September 2006 and January 2007. From May 2000 to August 2006, he served as Executive Vice President and CFO of AutoNation, Inc., the largest automotive retailer in the United States. Previously, Mr. Monaghan served as CFO of iVillage.com, which he helped take public in 1999. Earlier in his career, he was employed by Reader’s Digest Association, Bristol-Myers Squibb Co. and General Motors Corp.
Mr. Monaghan has over two decades of experience as a finance executive at large public companies, including AutoNation, Inc., the nation’s largest automotive retailer. Mr. Monaghan brings to our Board broad executive management skills, as well as in-depth experience in responding to financial, strategic and operational challenges, which skills he has demonstrated throughout his career, including by successfully navigating the Company through the significant challenges it faced during the recent economic downturn and downturn in the automotive retailing industry. The Board believes that Mr. Monaghan’s significant experience in overseeing financial reporting, accounting and risk management matters for the Company and other public companies well-positions him to serve as a member of the Board.

THOMAS J. REDDIN (55) has served as a member of the Board and a member of the Audit Committee and Risk Management Committee since May 2014. Mr. Reddin is currently the managing partner of Red Dog Ventures LLC, a venture capital and advisory firm he founded in 2007. Red Dog Ventures focuses on helping grow early stage digital companies, and its portfolio includes positions in data analytics, Internet lead generation, search engine optimization, social media management and online education. From January 2008 until June 2009, Mr. Reddin served as the Chief Executive Officer of Richard Petty Motorsports. Prior to that, he held various senior executive positions, including Chief Executive Officer, President & Operating Officer, and Chief Marketing Officer, at LendingTree, LLC, a leader in online lending services and e-commerce. Mr. Reddin also previously worked in the consumer goods industry, spending 5 years at Coca-Cola USA and 12 years at Kraft General Foods in various capacities related to marketing, brand management and finance. Mr. Reddin serves as a director, Chair of the Audit Committee, member of the Compensation Committee and Nominating and Corporate Governance Committee for Tanger Factory Outlet Centers Inc. He also serves as a director and member of the Compensation and Risk Committees of Deluxe Corporation and as a director and member of the Nominations Committee of Premier Farnell plc. Mr. Reddin previously served on the Board of Valassis Communications Inc. from July 2010 to February 2014 and on the board of R.H. Donnelley from July 2007 to January 2010.
Mr. Reddin brings over 30 years of executive and management experience in consumer marketing and e-commerce and has spent 17 years in brand management and finance capacities in his previous roles. With his unique combination of extensive lending expertise and e-commerce marketing, the Board has determined that Mr. Reddin provides critical leadership skills. His extensive experience in emerging digital technology provides a significant insight into sales and marketing which are critical to the automotive retail industry. In addition, given his current and past experience serving as a director of public companies, the Board has determined that he has a broad range of experience as a director and a deep understanding of board oversight and appropriate diligence, which makes him a valuable member of the Audit Committee and the Risk Management Committee.

PROPOSAL NO. 2
ADOPTION OF AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION OF ASBURY AUTOMOTIVE GROUP, INC. THAT WOULD RESULT IN THE DECLASSIFICATION OF THE BOARD OF DIRECTORS
We are asking stockholders to approve amendments (the “Amendments”) to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) that, if adopted, would result in the declassification of the Board. Specifically, if the Amendments are approved by stockholders, Sections 6.01, 6.03 and 6.04 of the Certificate of Incorporation will be amended to provide that at the 2017 annual meeting of stockholders, the Class III directors whose terms expire at such meeting would be elected for a two-year term expiring at the 2019 annual meeting of stockholders. At the 2018 annual meeting of stockholders, the Class I directors whose terms expire at such meeting would be elected for a one-year term expiring at the 2019 annual meeting of stockholders. At and after the 2019 annual meeting of stockholders, the Board of Directors would be fully declassified, with each director to be elected annually, serving one-year terms.
Pursuant to the Amendments, the text of such sections, as amended, would be as follows:
Section 6.01 Number, Election and Terms. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect additional Directors under specified circumstances, the number of the Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than three). Other than those Directors who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up, beginning at the 2017 annual meeting of stockholders, the Directors elected to succeed those Directors whose terms expire at that meeting and upon the due election and qualification of such person’s successor shall be elected to a term of office to expire at the 2019 annual meeting of stockholders (with each remaining Director whose term does not expire at such meeting being referred to for the remainder of such term as a “CONTINUING CLASSIFIED DIRECTOR”); at the 2018 annual meeting of stockholders, the Directors elected to succeed those Directors whose terms expire at that meeting and upon the due election and qualification of such person’s successor shall be elected to a term of office to expire at the 2019 annual meeting of stockholders; and at the 2019 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all Directors shall be elected to a term of office to expire at the next annual meeting of stockholders and until such person’s successor shall have been duly elected and qualified.
Section 6.03. Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall serve until the next annual meeting of stockholders or the next election of the class for which such Director has been appointed if such Director has been appointed to serve in one of the remaining classes of Directors and, in either case, until such Director’s successor shall have been duly elected and qualified.
Section 6.04. Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under specified circumstances, any Director may be removed from office, with or without cause (except that Continuing Classified Directors may be removed only for cause). Continuing Classified Directors may be removed from office only by the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class and other Directors may be removed from office by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.
The full text of the Certificate of Incorporation, as proposed to be amended and marked to show the proposed changes, is attached as Appendix A to this proxy statement. If approved by stockholders, the Amendment will be effective upon filing of a Certificate of Amendment with the Delaware Secretary of State. We anticipate that this filing would be made as promptly as reasonably practicable following the 2016 annual meeting of stockholders.
In determining whether to submit to stockholders a board declassification proposal, the Board considered arguments in favor of and against continuation of a classified board structure and determined that declassification of the Board, through approval of the Amendments, would be in the best interests of the Company and its stockholders.

Specifically, the Board recognizes that corporate governance standards have continued to evolve, resulting in a majority of Fortune 500 companies having implemented annual director elections. Furthermore, a classified structure may appear to reduce director accountability to stockholders, since such structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Many institutional investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the Board and management accountable for implementing those policies.
Although the Board believes the Amendments are in the best interests of the Company and its stockholders, the Board is aware that certain stockholders may view that there are disadvantages to the Amendments. For example, proponents of a classified board structure believe it provides increased board continuity and stability and encourages directors to focus on the long term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. While the Board is aware of and considered these advantages to a classified board structure, the Board believes the Company already has in place appropriate mechanisms and protections to provide for board continuity and stability and to protect against unwanted, and potentially unfair and abusive, takeover attempts.
After considering the foregoing, the Board believes the Amendments are in the best interests of the Company and its stockholders.
The Board unanimously recommends you vote FOR the approval of amendments to the Certificate of Incorporation that would result in the declassification of the Board.

GOVERNANCE OF THE COMPANY
Independence of Directors and Director-Nominees
The Board has determined that all of the directors other than Mr. Monaghan, who is an employee of the Company, qualify as independent directors under the rules of the NYSE and the Company’s Corporate Governance Guidelines. In order to qualify as an independent director of the Company, the Board must affirmatively determine, based upon all relevant facts and circumstances, that the director does not have a material relationship with the Company that would affect his or her independence, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.
The Board has adopted the categorical independence standards set forth in the Company’s Corporate Governance Guidelines to assist it in making determinations of director independence. These standards comply with, and in some respects are more stringent than, the NYSE’s categorical standards for director independence. Our Corporate Governance Guidelines can be found on our web site at www.AsburyAuto.com/InvestorRelations.html under “Corporate Governance.”
Furthermore, in order for a director to qualify as independent for Audit Committee purposes, the director also must satisfy the additional independence criteria specified in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order for a director to qualify as independent for Compensation and Human Resources Committee purposes, the director must meet the Company’s categorical independence standards described above, and must also be (i) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
In making its independence determinations, the Board considered relationships and transactions pursuant to which any of our non-employee directors, entities associated with those directors, or members of their immediate families purchased or leased a vehicle at a Company dealership. The Board determined that none of the relationships and transactions it considered impaired the independence of our non-employee directors or disqualified any of our non-employee directors from serving as independent directors under our categorical independence standards set forth in our Corporate Governance Guidelines and the NYSE listing standards.
Nomination of Directors
The Governance and Nominating Committee evaluates, and recommends to the full Board, nominees to serve as directors on our Board. The nominees for election at the Annual Meeting are current directors and were originally recommended to the Board by various sources, including other directors and a third-party executive search firm engaged by the Company. Candidates are evaluated in light of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the Governance and Nominating Committee considers the diversity, age, skills and other experience of the candidate, and other factors it deems appropriate, given the needs of the Board and the Company at the appropriate time, to maintain what it considers to be an appropriate balance of knowledge, experience and capabilities. Qualified director nominees should possess an appropriate balance of the following qualities: high moral character and personal integrity, a high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties, and reflect the diversity of the Company’s stockholders, employees, customers and communities.
The Board will consider director candidates recommended by the Company’s stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock at the time of giving notice as described below, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company’s Bylaws. Our Bylaws can be found on our web site at www.AsburyAuto.com/InvestorRelations.html under “Corporate Governance.”
Notice of a stockholder’s recommendation with regard to nominees for election to the Board must be delivered to, or mailed to and received by, the Secretary of the Company not later than 90 days or earlier than 120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders. If the annual meeting of stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

The stockholder’s notice shall be signed by the stockholder of record who intends to recommend a nominee, and shall set forth:
(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be set forth in the notice pursuant to Section 2.07 of the Company’s Bylaws (and Items 403 and 404 under Regulation S-K); (2) a written questionnaire with respect to identity, background and qualification of the proposed nominee, (3) a written representation and agreement that the proposed nominee (i) is not and will not become a party to (x) any agreement or similar understanding that the nominee, if elected, will adopt a specific voting commitment on any issue or question that has not been disclosed to the Company or, (y) any voting commitment that could limit or interfere with such person’s fiduciary duty under applicable law, (ii) is not and will not become a party to any agreement or similar understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service as a director, that has not been disclosed to the Company, and (iii) if elected, will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies of the Company, and (4) all other information relating to such person that is required to be disclosed in solicitation of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
(B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (2) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (3) a representation that such stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (4) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination, (5) a description of any Derivative Interest (as defined in the Bylaws), (6) any proxy, contract, or similar understanding that increases or decreases the voting power of such stockholder or beneficial owner, (7) any dividend rights held of record or beneficially by the stockholder on shares of the Company that are separated or severable from the underlying shares, (8) any performance-related fees (other than an asset-based fee) to which the stockholder or beneficial owner may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and (9) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act.
Communications with the Board
We have a Stockholder Communication Policy with established procedures for stockholders and interested parties to communicate directly with the Board, with our non-management directors, or with a particular director. The stockholder or interested party should send any written communications to (i) the Lead Independent Director, if applicable, (ii) the Chairman of the Board or Chair of the appropriate committee, (iii) the non-management directors, or (iv) an individual director, each in care of the Corporate Secretary, at Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097. Any communications relating to the Company’s auditing, accounting, internal controls, fraud or unethical behaviors should be directed to the attention of the Chair of the Audit Committee in care of the Corporate Secretary, at the foregoing address. The Audit Committee will respond to such communication, if appropriate, in accordance with the procedures established with respect to such matters.
Any written communication should include the name and address of the stockholder or interested party sending such communication so that a response can be provided, if necessary or appropriate. Stockholders and interested parties may, however, remain anonymous. If the stockholder or interested party desires that such communication be kept confidential from management, the envelope must be clearly marked “confidential,” and the Corporate Secretary will then forward the communication, unopened, to the individual addressee.

Committees of the Board
The Board has established five separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation and Human Resources Committee, the Governance and Nominating Committee, the Executive Committee, and the Risk Management Committee.
Audit Committee
The members of the Audit Committee during 2015 were Mr. Katz (Chair), Mr. Alsfine (since January 7, 2015), Mr. DeLoach, Mr. Reddin and Ms. James (until April 14, 2015). The Committee held ten meetings in 2015, one of which was a joint meeting with the Risk Management Committee. Our Board has determined that each member of the Audit Committee meets the requisite independence and other qualification requirements for audit committee membership and qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act. Designation or identification of a person as an “audit committee financial expert” does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.
Each year, the Audit Committee retains an auditing firm to serve as our independent registered public accounting firm. With management and the independent registered public accounting firm, the Committee reviews the financial statements, oversees the financial reporting process and assesses the adequacy of basic accounting services rendered to us. The Audit Committee’s review of financial statements is more fully described below under the caption “Audit Committee Report,” and its responsibilities are outlined in the Audit Committee Charter.
The charter of the Audit Committee is available on our web site at www.asburyauto.com/investorrelations.html under “Corporate Governance.”
Compensation and Human Resources Committee
The members of the Compensation and Human Resources Committee during 2015 were Ms. Clarke (Chair until April 14, 2015), Ms. James (Chair since April 14, 2015), Mr. Clements, Mr. Katz and Mr. Thompson (since January 7, 2015).
The Compensation and Human Resources Committee held eight meetings in 2015, one of which was a joint meeting with the Risk Management Committee. Our Board has determined that each member of the Compensation and Human Resources Committee meets the requisite independence requirements for Compensation Committee membership, including qualifying as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “outside director” under Section 162(m) of the Code.
The Compensation and Human Resources Committee establishes and reviews our general compensation philosophy with the input of management, oversees the development and implementation of our compensation philosophy to ensure that our compensation plans are consistent with our general compensation philosophy, establishes the compensation to be paid to the CEO, reviews the recommendations of the CEO as to the appropriate compensation of our other corporate officers, generally administers and issues awards under our equity incentive plans from time to time in effect, oversees our other benefit plans and assists the Board in succession planning. See “Compensation Discussion and Analysis” for a discussion of our compensation philosophy and how the Compensation and Human Resources Committee determines the compensation of our executive officers. The Compensation and Human Resources Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.
The charter of the Compensation and Human Resources Committee is available on our web site at www.AsburyAuto.com/InvestorRelations.html under “Corporate Governance.”
Governance and Nominating Committee
The members of the Governance and Nominating Committee during 2015 were Mr. Clements (Chair), Ms. Clarke (until April 14, 2015), Mr. DeLoach, Mr. Maritz and Ms. James (since April 14, 2015). The Governance and Nominating Committee held six meetings in 2015.
Our Board has determined that each member of the Governance and Nominating Committee meets the requisite independence requirements for Governance and Nominating Committee membership under NYSE listing standards and the categorical independence standards set forth in the Corporate Governance Guidelines.
The Governance and Nominating Committee assists the Board by identifying qualified individuals to become directors, recommending the composition of the Board and its committees, and the compensation to be paid to the directors. It is also responsible for monitoring the process to assess the Board’s effectiveness, developing and implementing our Corporate Governance Guidelines and many of our corporate governance policies, including the oversight of compliance under our Equity Ownership Guidelines, our Code of Business Conduct and Ethics and our Related Party Transaction Policy.
The charter of the Governance and Nominating Committee is available on our web site at www.asburyauto.com/investorrelations.html under “Corporate Governance.”
Executive Committee
The members of the Executive Committee during 2015 were Messrs. DeLoach (Chair), Clements, Monaghan and Maritz (since April 14, 2015). The Executive Committee held one meeting in 2015.
The Executive Committee has exercised and may exercise all the authority of the Board when the Board is not in session, except that it does not have the authority to: (i) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (ii) adopt, amend or repeal our Bylaws; (iii) authorize distributions; (iv) fill vacancies on the Board or any of its committees; (v) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (vi) authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board; or (vii) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.
Risk Management Committee
The members of the Risk Management Committee during 2015 were Messrs. Maritz (Chair), Alsfine (since January 7, 2015), Clements, DeLoach, Reddin and Thompson (since January 7, 2015).
The Risk Management Committee held six meetings in 2015, one of which was a joint meeting with the Audit Committee and one of which was a joint meeting with the Compensation and Human Resources Committee. The Risk Management Committee assists the Board in fulfilling its responsibility of overseeing the identification, assessment and management of our key operational risks and provides assistance to management in evaluating major financial transactions, including acquisitions and divestitures.
The charter of the Risk Management Committee is available on our web site at www.AsburyAuto.com/InvestorRelations.html under “Corporate Governance.”
Director Fees; Attendance at Meetings
Directors who are employees of the Company do not receive a retainer or any other fees for service on the Board or its committees. All other directors (“non-management directors”) received the annual retainer and meeting fees in 2015 described below. In addition, in 2015, the non-management directors received a grant of common stock valued at $94,984.48 that vested immediately upon grant and offered the use of a motor vehicle (including transporting the vehicle to the director, any taxes payable relating to the vehicle and repair, maintenance and service of the vehicle). Our directors also receive expense reimbursements in connection with Board and committee meeting attendance.
In 2015, compensation paid to the non-management directors was as follows:
Annual Retainers (paid quarterly in advance):

•	the non-management directors—$40,000; and

•	Non-Executive Chairman—$130,000; the Audit Committee chair—$20,000; and the Compensation and Human Resources Committee, Governance and Nominating Committee and Risk Committee chairs—$15,000.
Meeting Fees (paid quarterly in arrears):

•	Board, Audit Committee, Compensation and Human Resources Committee, Governance and Nominating Committee and Risk Management Committee in person meetings—$2,000;

•	Board, Compensation and Human Resources Committee, Governance and Nominating Committee and Risk Management Committee, telephonic meetings—$1,000;

•	Audit Committee telephonic meetings—1,500; and

•	Executive Committee meetings, in person or telephonic—$1,500 (payable to the Executive Committee chair only).
Meeting Attendance
During 2015, the Board held eight meetings and took two actions by unanimous written consent. Each current director attended at least 75% of the total meetings of the Board and committees on which he or she served. In accordance with the NYSE’s rules requiring that non-management directors meet at regularly scheduled executive sessions, our non-management directors held five executive sessions without management present during 2015. Mr. DeLoach, as the Non-Executive Chairman, presided over Board meetings, including executive sessions of the Board.
We do not have a policy with regard to the attendance of the members of the Board at annual meetings of our stockholders, however, we expect each member of the Board and Board nominees to attend our annual meetings of stockholders. At the time of our 2015 annual meeting of stockholders, the Board consisted of 10 members, and all of the members attended such meeting in person.

2015 DIRECTOR COMPENSATION TABLE
The following table shows compensation earned by the non-management directors for 2015. For information concerning the compensation of Mr. Monaghan, see “Summary Compensation Table.”

Name	Fees Earned in Cash	Stock Awards (1)	All Other Compensation(2)	Total
Joel Alsfine	$83,500	$94,984	$—	$178,484
Janet M. Clarke (3)	$28,750	$94,984	$11,851	$123,853
Dennis E. Clements	$97,000	$94,984	$19,215	$192,177
Thomas C. DeLoach, Jr.	$217,000	$94,984	$31,387	$312,298
Juanita T. James	$88,750	$94,984	$25,720	$183,992
Eugene S. Katz	$98,500	$94,984	$16,589	$193,650
Philip F. Maritz	$85,000	$94,984	$15,090	$180,135
Thomas J. Reddin	$74,500	$94,984	$17,720	$169,662
Scott Thompson	$80,000	$94,984	$28,300	$175,267
____________________

(1)
The amount in this column for each director represents the aggregate grant date fair value of 1,219 shares of common stock granted to each non-management director on February 5, 2015. Amounts were calculated in accordance with FASB ASC Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column please see a discussion of such valuation in Note 19 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 19, 2016.

(2)
Represents the incremental cost to us for the use of a vehicle provided to non-management directors. We calculate incremental costs of personal use vehicles as all direct costs (excluding fuel), including without limitation, the cost of transporting the vehicle to the director, any taxes, repairs, and any maintenance and service of the vehicle. In addition, we include the difference between our cost for the vehicle and the ultimate sale price or the anticipated sale price, pro-rated for the amount of time the director had possession of the vehicle during the fiscal year, plus an estimate of lost interest income calculated as our initial cash outlay for the vehicle multiplied by our weighted average interest rate on invested cash. We do not estimate lost margin on an ultimate sale of a vehicle. Mr. Alsfine voluntarily elected not to accept the use of a vehicle in 2015.

(3)	Ms. Clarke, whose term as a director expired at the 2015 Annual Meeting, did not stand for re-election.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
In accordance with the NYSE’s rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. The Corporate Governance Guidelines, the Code of Business Conduct and Ethics as well as our Audit Committee, Compensation and Human Resources Committee, Governance and Nominating Committee and Risk Management Committee charters are available on our web site at www.asburyauto.com/investorrelations.html under “Corporate Governance.”
We will provide you with copies of the above-mentioned documents free of charge, if you call 770-418-8212 or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097.
Board Leadership Structure
The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and senior executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President and CEO, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances. Our Corporate Governance Guidelines provide the Board the flexibility to determine whether or not the separation or combination of the Chairman and President and CEO offices is in the best interests of the Company at any time.
Since our incorporation, we have maintained separate positions of Chairman and President and CEO, as the Board believes that, based on the skills and responsibilities of the various Board members, such separation enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our stockholders by the Board and (iv) our overall leadership structure. We believe this structure is appropriate because we compete in an industry with many external forces that may affect our viability and profitability, therefore presenting significant challenges requiring extensive oversight and management capability. As such, we believe that by separating the Chairman function from that of the President and CEO, our President and CEO can properly focus on managing the business, rather than diverting his efforts to also overseeing the Board. The independent directors have designated Thomas C. DeLoach, Jr. as non-executive Chairman of the Board.
In order to ensure a significant voice within our non-management directors and to reinforce effective, independent leadership on the Board, the Board has created the position of Lead Independent Director. Under the Company’s Corporate Governance Guidelines, a Lead Independent Director is appointed when the Chairman is the CEO or any other officer or employee of the Company, or if the Chairman is not otherwise independent. Since Mr. DeLoach is currently our Chairman of the Board and is not an employee of the company, we do not currently need a Lead Independent Director.
We believe that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, and evaluation of decisions and direction from the Board.
The Board’s Risk Oversight Role
The Board maintains oversight responsibility for management of the Company’s risks. The Board has delegated oversight responsibility for certain areas of potential risk exposure to its committees. Each committee reports to the Board at regular intervals or more frequently, if appropriate, with respect to the risks and matters for which it maintains responsibility. The Company’s Risk Management Committee is responsible for further assisting the Board in fulfilling its oversight role by identifying, assessing and managing key financial, strategic and operational risks of the Company and by providing management with assistance in evaluating major financial transactions, including acquisitions and divestitures. Management annually reviews with the Risk Management Committee our key risks to help evaluate the Company’s risk profile and related risk management processes. In this review, management highlights for the Risk Management Committee our most significant risks to facilitate the Risk Management Committee’s evaluation of our long-term financial plans, budgets and strategic initiatives. The Risk Management Committee, based on such review, considers the appropriate process for managing or mitigating material risks and the appropriate allocation of resources related to such material risks.
Recognizing that the Risk Management Committee’s role complements the Audit Committee’s role in risk oversight, our Risk Management Committee charter mandates that at least one member of the Audit Committee be a member of the Risk Management Committee. Currently, our Risk Management Committee consists of six members, three of whom are members of our Audit Committee, Mr. Alsfine, Mr. DeLoach and Mr. Reddin.
The Compensation and Human Resources Committee is primarily responsible for the design and oversight of our executive compensation policies, programs and practices. A key objective of the Compensation and Human Resources Committee, together with the Risk Management Committee, is to oversee the implementation and development of our compensation programs to ensure such programs are consistent with the Company’s general philosophy after accounting for the Company’s key risk profile. In 2015, the Compensation and Human Resources Committee and the Risk Management Committee reviewed the Company’s risk profile and related risk management processes and concluded that our then-current compensation policies and practices for our employees did not create risks reasonably likely to have a material adverse effect on us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, and certain of our officers and persons who beneficially own ten percent or more of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of such securities with the SEC. Based solely upon a review of the copies of the filings furnished to us or prepared by us on behalf of such Section 16(a) filers, or written representations that no other reports were required, we believe that all of these filers complied with all Section 16(a) filing requirements during 2015.

EXECUTIVE OFFICERS
Listed below is information regarding the Company’s executive officers as of March 8, 2016. All of our executive officers are elected by and serve at the discretion of the Board.

Name	Age	Position
Craig T. Monaghan	59	President and Chief Executive Officer
David W. Hult	50	Executive Vice President and Chief Operating Officer
Keith R. Style	42	Senior Vice President and Chief Financial Officer
George A. Villasana	48	Senior Vice President, General Counsel and Secretary
George C. Karolis	41	Senior Vice President, Corporate Development and Real Estate
Set forth below is a brief description of the business experience of the Company’s named executive officers for at least the past five years.
CRAIG T. MONAGHAN Please see Mr. Monaghan’s biographical information under “Current Class III Directors” above.
DAVID W. HULT has served as our Executive Vice President and Chief Operating Officer since November 2014 after holding the position of Chief Operating Officer at RJL McLarty Landers from January 2013 to November 2014. From June 2004 to July 2012, Mr. Hult held several roles with Group One Automotive, including Vice President of Fixed Operations and Marketing, Regional Vice President - East Region, and Market Director for New England. He has been an operator at the General Manager level as well as the regional level for a number of large automotive dealership groups. After serving our country in the US Army, Mr. Hult started his career as a retail sales associate within the automotive industry.
KEITH R. STYLE has served as our Senior Vice President and Chief Financial Officer since January 1, 2014. Mr. Style previously served as our Vice President of Finance since November 2008 overseeing the operational financial functions, management reporting and process improvement initiatives at the Company. Mr. Style joined the Company in October 2003 and held several prior positions with Asbury, including, Vice President of Investor Relations, Director of Budgeting & Forecasting, and Assistant Controller. Prior to joining the Company, Mr. Style held various finance and accounting positions with Sirius Satellite Radio, Inc., a satellite entertainment provider. Mr. Style began his career with Arthur Andersen LLP.
GEORGE A. VILLASANA has served as our Senior Vice President, General Counsel and Secretary since January 2016. Mr. Villasana joined the Company in April of 2012 as our Vice President, General Counsel and Secretary. From February 2011 to April 2012, Mr. Villasana served as Senior Vice President and General Counsel of Swisher Hygiene Inc. and from June 2007 to July 2010, Mr. Villasana served as Executive Vice President and General Counsel of Pet DRx Corporation, which he helped take public and which was later sold to VCA Antech, Inc. From August 2000 to June 2007, he served as Senior Corporate Counsel of AutoNation, Inc., the largest automotive retailer in the United States. Prior thereto, he was a corporate attorney with Holland & Knight, LLP, and Shutts & Bowen, LLP in Miami, Florida. Mr. Villasana began his career as an attorney with the U.S. Securities and Exchange Commission in Washington, D.C.
GEORGE C. KAROLIS has served as our Senior Vice President of Corporate Development and Real Estate since January 2016, and is responsible for acquisitions and divestitures, managing the company's real estate portfolio, construction projects, purchasing and other strategic initiatives. From 2002 to January 2016, Mr. Karolis served as our Vice President of Corporate Development and Real Estate. Mr. Karolis joined the Company in 2000 and served in various financial and operational positions until 2002. Mr. Karolis began his career with Arthur Andersen LLP, where he worked as an auditor and subsequently in its transaction advisory services group.

COMPENSATION DISCUSSION & ANALYSIS
This compensation discussion and analysis (“CD&A”) provides detail on the Company's compensation philosophy policies and programs as they relate to our executive officers, with certain additional detail about the compensation paid, or payable, to our “named executive officers” in 2015. Our named executive officers consist of our chief executive officer and chief financial officer and our three other most highly compensated executive officers in 2015. Our named executive officers in 2015 were as follows:

•	Craig T. Monaghan, President and Chief Executive Officer;

•	David W. Hult, Executive Vice President and Chief Operating Officer;

•	Keith R. Style, Senior Vice President and Chief Financial Officer;

•	George A. Villasana, Senior Vice President, General Counsel and Secretary; and

•	George C. Karolis, Senior Vice President, Corporate Development and Real Estate.
The Compensation and Human Resources Committee of the Board (also referred to in this CD&A as the “Committee”) is charged with various matters concerning the compensation of our executive officers including the development and implementation of our compensation philosophy relating to those individuals. Our philosophy emphasizes a pay-for-results culture designed to align the interests of our executive officers with those of our stockholders through the use of incentive based pay opportunities. With respect to decisions directly impacting executive compensation, the Committee’s primary responsibilities are to:

•
within the constructs of our philosophy and guidelines, establish all aspects of compensation for our executive officers, including the named executive officers, and approve awards to the Chief Executive Officer, subject to Board ratification, under our incentive-based compensation plans;

•	oversee the development, implementation and administration of our compensation and benefit plans; and

•
prepare the Compensation and Human Resources Committee Report and review and discuss with management the CD&A, as required to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

For additional information regarding the Committee’s function and composition, see “Governance of the Company—Committees of the Board—Compensation and Human Resources Committee.”
Overview
We believe that fostering an entrepreneurial spirit is essential to our success. Consistent with our overall business strategy of driving operational excellence through the attraction and retention of the best talent, we encourage our executive officers to manage our Company in a way that preserves the decision-making authority of our dealership managers. The general manager of each of our dealerships is responsible for the operations, personnel and financial performance of that dealership, as well as other day-to-day operations. We believe our general managers' familiarity with their respective markets enables them to effectively run day-to-day operations, market to customers and recruit new employees. Consistent therewith, we have centralized a number of administrative activities at our corporate headquarters to allow our dealership managers to focus on dealership operations. We seek to implement these principles with an executive compensation philosophy focused on the following objectives:

•	supporting the attainment of our vision, business strategy and operating imperatives;

•	guiding the design and implementation of effective executive compensation and benefit plans;

•	reinforcing our business values; and

•
further aligning management and stockholder interests by providing appropriate opportunities for meaningful compensation based upon the achievement of various corporate goals set from time to time and generally related to corresponding increases in stockholder value, subject to limitations designed to discourage unnecessary or excessive risk-taking.

As it has done in prior years, the Committee engaged Pay Governance LLC (“Pay Governance”) as its independent executive compensation consultant, described in more detail below, to assist with the development and implementation of our executive compensation program for 2015.
In determining and setting the 2015 compensation levels of our named executive officers, the Committee analyzed comparative data provided by Pay Governance on compensation paid to executive officers in similar positions within the Company’s Peer Group (as defined below), although the Committee does not specifically benchmark executive compensation against the Peer Group or other companies. The Committee also acknowledged the achievements of our management team in 2014 (as compared to 2013), including the following:

•
we grew adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), a metric used by management and that the Committee believes is often used by investors and market analysts in comparing performance and determining enterprise value, by approximately 15%;

•	we grew adjusted earning per share ("EPS") by approximately 24%;

•	we increased revenues 10% from the previous year, to a total of approximately $5.9 billion;

•	we increased gross profit in all four of our business lines; and

•	we delivered 41% in total stockholder return in 2014.
For 2015, the Committee approved and implemented incentive compensation programs designed to focus our executive management team on the long-term interests of our stockholders and further improving the measurable financial metrics described below, which have historically been a focus of the Board and the Committee when analyzing our financial results and success. In evaluating Peer Group data, selecting metrics and setting appropriate performance targets in connection with the implementation of the Company’s executive compensation programs in 2015, the Committee acknowledged that, as a result of the significant variable components of compensation described in more detail elsewhere in this CD&A, total executive compensation may be significantly above or below the actual compensation paid to executives in similar positions within the Peer Group based on our actual performance when compared to target performance.
The following results and achievements in 2015 impacted actual payouts and the overall compensation of our executive officers under our incentive compensation programs for 2015:

•	our adjusted EBITDA reached a record of $315 million, an increase of 12% over our 2014 adjusted EBITDA;

•	adjusted EPS was $5.57, an increase of 27% over the prior year;

•	our front-end light vehicle gross profit per light vehicle unit sold was $3,195;

•	we improved our same-store fixed gross profit by 9% over 2014; and

•	our return on invested capital (“ROIC”), which is measured as EBITDA divided by invested capital (defined below) was 25%.
Compensation Philosophy and Guidelines
The Committee, with the input of Pay Governance, has developed our executive compensation philosophy. This philosophy sets forth certain general guidelines that the Committee considers in making decisions and recommendations related to executive compensation (including our named executive officers’ compensation). The key principles and considerations underlying our compensation philosophy are the following:

•	create a “pay-for-results” culture with clear emphasis on pay-for-performance and accountability through the grant of cash and equity award opportunities;

•	effectively manage the cost of compensation programs by providing that a substantial portion of executive pay opportunity is in the form of performance-based compensation;

•	set annual and long-term performance goals that are clearly communicated and understood, and are challenging, yet obtainable;

•	provide the opportunity for above market total compensation upon the achievement of performance significantly above target performance;

•
consider total compensation in light of competitive market practices, internal equity considerations, the individual’s experience, skills, tenure and how critical the individual's role is to the company, historical individual performance and significant contributions, and the nature and scope of the individual’s responsibilities;

•	provide a balanced total compensation program to ensure management is not encouraged to take unnecessary or excessive risks;

•	to further align the interests of management and our stockholders, require specified levels of equity ownership by management;

•	reinforce teamwork and internal alignment of management; and

•	consider stakeholder perceptions and governance practices when formulating pay plans and actions.
Consistent with past practice, in order to effectively communicate expectations with and incentivize such individuals in connection with our performance, we generally make compensation program decisions in the first quarter of a year. All compensation decisions for our executive officers for the 2015 fiscal year were made at the Committee’s regularly scheduled meeting in the first quarter of 2015. In 2015, all compensation decisions were consistent with our overall compensation philosophy and guidelines.
Elements of Compensation
The various elements of compensation provided by the Company are principally intended to, collectively, implement our executive compensation philosophy and objectives by (i) allowing us to attract and retain executive-level talent, (ii) providing an appropriate level of financial certainty through non-variable compensation, (iii) providing opportunities for above market compensation based upon the achievement of specified financial and other appropriate performance objectives, and (iv) balancing short-term and long-term incentives. The key elements of our executive compensation program are outlined below, together with a summary of the purposes and considerations underlying each compensation element.

Compensation Element	Purpose/Underlying Consideration
Base Salary	•
To provide base pay based on the individual’s experience, skills, tenure and how critical the individual's role is to the company, historical individual performance and significant contributions, and the nature and scope of the individual’s responsibilities;

	•	to provide financial predictability;
	•	to provide a fixed component of compensation that is market competitive; and
	•	to attract and retain executive talent.

Short-Term Incentives (under our Annual Cash Incentive Plan)	•	To optimize annual operating results;
	•	to more directly align management and stockholder interests;
	•	to provide, along with base salary, market competitive cash compensation when targeted performance objectives are met;
	•	to provide appropriate incentives to exceed targeted results;
	•	to pay meaningful incremental cash awards when actual results exceed targeted results;
	•	to encourage internal alignment and teamwork; and
	•	to attract and retain executive talent.

Long-Term Incentives (also referred to as “Equity-Based Compensation”)	•	To more directly align management with our stockholders’ long-term interests;
	•	to balance the short-term orientation of other compensation elements;
	•	to focus executives on the achievement of long-term results;
	•	to support the growth and profitability of each of our revenue sources;
	•	to provide opportunities for retirement asset accumulation by key executives; and
	•	to attract and retain key executive talent.

Employment and Severance Arrangements	•	To protect our interests through appropriate restrictive post-employment covenants, including non-competition and non-solicitation;
	•	to, when and if appropriate, ensure that management is able to analyze any potential change in control transaction objectively;
	•	to, when and if appropriate, provide for continuity of management in the event of a change in control; and
	•	to enable us to attract and retain talented executives;

Other Benefits	•	To be competitive in the markets where we compete for executive talent;
	•	to avoid materially different approaches to benefits among executive and non-executive employees; and
	•	to provide limited job-related and market-driven perquisites in line with our corporate governance philosophies.

Total Compensation Program Supports Attainment of Operating and Strategic Imperatives
The attainment of operating and strategic goals is supported by our total compensation program for executives, which is based predominantly on variable performance-based compensation elements. As indicated below, during 2015, 80% of our CEO’s, Mr. Monaghan’s, target total compensation(1) and an average of 60% of our other NEOs target total compensation1 was delivered through variable performance-based compensation elements.
____________________
*Equity was delivered in the form of performance share units (60%) and restricted stock (40%) (other than for Mr. Karolis for the reasons described below).

(1)
Target total compensation is defined as base salary plus target annual incentives earned in the year but paid in the following year and long-term equity incentives granted in the year but which vest over 3 years, subject to achievement of predetermined performance goals.

Policies and Practices
Our compensation philosophy and guidelines are implemented through a number of policies and practices described below. The Committee continually monitors and, as appropriate, adjusts our compensation policies and practices to ensure that they are consistent with our philosophy and, as appropriate, emphasize and reward executives for results that are aligned with long-term stockholder interests and corporate governance best practices.

•
Appropriate Base Salary Adjustments. While we do not specifically benchmark base salary against companies in the Peer Group, the Committee works with a compensation consultant to set our executive officers’ overall compensation levels at levels it considers competitive with executives in similar positions at comparable companies. As described below, at its regularly scheduled meeting in the first quarter of 2015, at which annual compensation decisions are typically made, the Committee made adjustments in the base salaries of certain of our named executive officers for 2015.

•
Tie Pay to Performance. The Committee believes that performance-based equity grants and compensation programs help to align management’s interests with the interests of our stockholders. To this end, in 2015, 60% of our regular, annual equity award opportunity for our named executive officers (other than Mr. Karolis, for the reasons described below) was in the form of performance share units as described elsewhere, and was intended to act as a long-term incentive.

•
Cap Maximum Compensation Opportunities. Both our short-term and long-term incentive plans are designed and implemented with caps on the maximum amounts payable thereunder, even in the event of performance in excess of the maximum goals and objectives. We believe these caps discourage unnecessary or inappropriate risk-taking that may not be in the best interests of stockholders.

•
Limit Perquisites. We provide our executive officers with only limited perquisites, such as the provision of car allowances or “demonstrator” vehicles, which we consider appropriate and typical in our industry.

•
Equity Ownership Guidelines. We maintain equity ownership guidelines applicable to our executive officers. These guidelines mandate certain levels of stock ownership and serve to further align our management, Board and stockholder interests by requiring the CEO and our other named executive officers and our directors to own a number of shares of our common stock the value of which is equal to a stated multiple of his or her base salary or annual Board retainer, as applicable. For additional information, see “Securities Owned by Management and Certain Beneficial Owners—Equity Ownership Guidelines.”

•
Prohibition on Hedging of our Securities. We do not believe it is appropriate for officers, directors or other “insiders” to try to profit from short-term fluctuations in our stock price. As a result, our executive officers as well as our other employees and members of our Board are prohibited from engaging in short sales of our common stock and from buying or selling puts or calls or any other financial instruments designed to hedge or offset decreases or increases in the value of, our common stock. Additionally, our officers who are subject to the filing requirements of Section 16 of the Securities Exchange Act of 1934, as well as members of our Board, are prohibited from pledging our securities, including holding them in margin accounts.

•
Accelerated Vesting of Equity Awards Only Upon a “Double Trigger” in Connection with a Change of Control. In accordance with what the Committee determined as a best practice in compensation matters, equity-based awards granted under our 2012 Equity Incentive Plan generally provide that an award will be accelerated in connection with a change of control transaction only if: (i) the acquiror does not replace or substitute the subject equity award with an equivalent award, or (ii) a participant holding replacement awards is involuntarily terminated within two years following a Change of Control.

•
Recoupment Policy. We maintain a recoupment policy that would require certain officers to reimburse certain performance-based incentive compensation paid to them in the event that we are required to restate financial results due to fraud or intentional misconduct by such individuals.

•
Independent Compensation Consultant. Compensation determinations are made with the input of an independent compensation consultant engaged by the Committee. For further discussion of the selection and input of this compensation consultant, see “Compensation Consultant” below.

•
Annual Compensation Risk Assessment. The Committee annually reviews and assesses potential risks arising from our compensation programs and, as appropriate, makes changes in their development and implementation. For a further discussion of this risk assessment, see “Governance of the Company—The Board’s Risk Oversight Role.”

The Role of Stockholder Say-on-Pay Votes and Related Considerations
We provide our stockholders with the opportunity to vote annually, on an advisory basis, on the compensation of our named executive officers (the “say-on-pay vote”). At our 2015 annual meeting of stockholders held on April 15, 2015, approximately 98.4% of the votes cast by stockholders’ on the say-on-pay vote were in favor of the compensation of our named executive officers. The Committee believes this favorable vote affirms our stockholders’ support of its approach to executive compensation and, as a result, the Committee did not make material changes to the implementation of our executive compensation philosophy in 2015.
In addition to consideration given to the results of the say-on-pay vote, at various times throughout the year the Committee considers direct and indirect input from stockholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy, policies and practices. For additional information on how these considerations impacted 2015 compensation decisions, see “Policies and Practices” below.
Compensation Consultant
In 2015, as in prior years, the Committee retained Pay Governance as its independent executive compensation consultant. Pay Governance provides advice to the Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter and on a wide range of executive compensation and related governance matters. As advisor to the Compensation and Human Resources Committee, Pay Governance reviews the total compensation strategy and pay levels for the Company’s executive officers, examines all aspects of the Company’s executive compensation programs to ensure their ongoing support of the Company’s business strategy, informs the Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provides general advice to the Compensation and Human Resources Committee with respect to compensation decisions pertaining to the Chief Executive Officer and other executive officers.
During 2015, at the Compensation and Human Resources Committee’s request, Pay Governance (i) provided competitive market data on compensation for executives at the 25th, 50th and 75th percentiles as reference points, (ii) reviewed our annual proxy statement disclosures, (iii) provided the Committee with an analysis of the compensation of the named executive officers as reported in the Company’s 2015 proxy statement as compared to the compensation provided to executives by the companies in the Peer Group as reported in their proxy statements, and (iv) provided the Committee with advice regarding various tax and regulatory issues related to executive compensation.
The primary peer group used for purposes of evaluating our compensation levels in 2015 against executives in similar positions at our competitors was developed and adopted based on input and analyses by Pay Governance of companies that it believed were reflective of our retail business model and/or that operated in industries closely related to the Company. This Peer Group consisted of the following companies (the “Peer Group”):

•
Automotive retailers: Advanced Auto Parts Inc., AutoNation, Inc., AutoZone, Inc., CarMax Inc., Group 1 Automotive, Inc., Lithia Motors Inc., O’Reilly Automotive, Inc., Penske Automotive Group, Inc., and Sonic Automotive Inc.; and

•	Other related companies: Avis Budget Group, Inc., Cabela’s, Inc., Genuine Parts Company, LKQ Corporation, Tiffany & Co., and Tractor Supply Company.
In addition, to provide a broad context across general industries, the Committee also considered pay data for companies outside of the Peer Group with annual revenue between $1 billion and $3 billion and between $3 billion and $6 billion that participate in the Towers Watson Executive Compensation Database. The Committee reviewed the executive compensation data provided by Pay Governance in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range, but did not set 2015 executive compensation levels at a specific target percentile within the Peer Group or any other comparator group. Rather, executive compensation decisions were based on the full consideration of all of the elements discussed above, together with the additional considerations discussed below, all of which provide input into the Committee’s deliberations and inform its decisions.
In 2015, the Committee also retained Pay Governance to provide advice with respect to the types, amount and competitiveness of the compensation paid to non-employee directors of the Company for their service on the Board. Such advice was delivered to the Governance and Nominating Committee of the Board, which is the committee responsible for recommending to the Board the compensation of directors.
At least annually, the Committee conducts a review of its compensation consultant's performance and potential conflicts of interest. In accordance with applicable SEC and NYSE requirements the Committee reviewed the compensation consultant's independence, taking into account the six compensation consultant independence factors adopted by the SEC to guide companies in determining the independence of compensation consultants, and concluded that the work of the compensation consultant, including the work delivered to the Governance and Nominating Committee, did not raise any conflicts of interest.
Additional Considerations in Executive Compensation Decisions
As described above, while we do not specifically benchmark our compensation, the Committee generally aims to establish total compensation for our executive officers at levels it considers competitive with executives in similar positions within in our Peer Group. Notwithstanding this, however, given the Committee's focus on the alignment of executive officer and stockholder interest and the related use of short-term cash incentives and time-vested and performance-based equity compensation as principal components of compensation, the Committee expects that when our performance exceeds targeted performance levels, the actual payouts received by our executive officers may be above competitive median levels. In addition to considering the evaluations and analyses prepared by Pay Governance, to help evaluate our executive compensation against that of our Peer Group, the Committee considered a number of other factors when setting executive officer compensation for 2015, including:

•	the executive’s knowledge, skills, abilities, experience, tenure and how critical the individual's role is to the company;

•	the nature and scope of the individual’s responsibilities;

•	our financial condition and recent operating results; and

•	internal equity considerations.
Review of 2015 Compensation
For 2015, each named executive officer was eligible to receive compensation consisting of the following four primary elements: (i) a base salary; (ii) a short-term (annual) incentive in the form of a cash bonus opportunity pursuant to our Amended and Restated Key Executive Incentive Compensation Plan; (iii) a long-term incentive in the form of equity awards under the 2012 Equity Incentive Plan; and (iv) certain limited perquisites and other benefits.
Base Salaries
Increases, if any, in base salaries for executive officers (other than for the CEO) are generally recommended to the Committee by the CEO on an annual basis, absent a change in circumstances at another time of year that would make reconsideration appropriate at that time. Increases in base salary for the CEO, if any, are initiated and approved by the Committee. In setting base salary, the Committee takes into account the executive’s experience, skills, tenure and importance to us, historical individual performance and significant contributions, and the nature and scope of the individual’s responsibilities. The Committee also considers our financial health and the compensation data from our Peer Group received from its independent executive compensation consultant.
Following the regular, annual review of base salaries by the Committee at its regularly scheduled meeting in the first quarter of 2015, the Committee awarded certain adjustments in base salaries to certain of the named executive officers. The base salaries for Mr. Monaghan and Mr. Hult did not change for 2015. The base salaries for Mr. Style, Mr. Villasana and Mr. Karolis were increased to the amounts shown in the table below effective March 1, 2015.
Annual base salaries in 2015 for the named executive officers were as follows:

Name	Title	Annual Base Salary
Craig T. Monaghan	President and CEO	$950,000
David W. Hult	EVP and COO	$700,000
Keith R. Style	SVP, Chief Financial Officer	$475,000
George A. Villasana	SVP, General Counsel and Secretary	$425,000
George C. Karolis	SVP, Corporate Development and Real Estate	$375,000

Annual Cash Incentive Opportunity
As described above, in order to motivate management toward the achievement of certain pre-established corporate goals and to remain competitive in the industry, we believe that a significant portion of each executive officer’s total compensation should be performance-based. We also believe that management is motivated by the opportunity to earn incremental cash compensation based upon the achievement of annual or similar shorter-term performance objectives, and that such additional compensation opportunity properly fosters effective management, innovative thinking and the implementation of cost-saving measures by our executive officers, which may enable us to further enhance our stockholder value. The cash awards paid to our executive officers are paid under the terms of our Amended and Restated Key Executive Incentive Compensation Plan.
For 2015, the Committee decided it was appropriate to use the same cash incentive plan structure that was used in 2014, with potential payouts under the cash incentive plan being dependent upon the achievement of EBITDA (subject to adjustment as described below) correlated with actual United States Annual Automotive Sales (“USAAS”) as reported by Motor Intelligence. The selection of EBITDA as the performance benchmark for payouts under the annual cash incentive plan reflected the Committee’s continued belief that EBITDA is an important metric used by management from time to time to evaluate and analyze results and the impact on the Company of strategic decisions and actions relating to, among other things, events outside of normal, or “core,” business operations, and is often used by investors and market analysts in comparing performance and in determining enterprise value. Further, the Committee believed it was appropriate to establish award opportunities at various levels of actual USAAS, which remained highly uncertain and is beyond the control of management. As a result, the Committee believed it was appropriate to increase target EBITDA at higher levels of USAAS.
In connection with the determination of EBITDA as the appropriate performance metric under the annual cash incentive plan, the Committee further believed it was appropriate to provide for certain potential adjustments to the traditional measure of EBITDA to account for the impact on our financial results of certain potential extraordinary items that are considered non-operational in nature. These items typically result from strategic actions and decisions relating to, among other things, cost reduction, growth, and profitability improvement initiatives, and other events outside of normal, or core, business operations. The Committee believed these items are not properly allocable to the determination of operational results in a given period.
Under the annual cash incentive plan, to account for the potential for different levels of 2015 USAAS, three EBITDA performance goals were established: (i) a “threshold” level; (ii) a “target” level; and (iii) a “maximum” bonus level at each potential level of USAAS. Under the terms of the annual cash incentive plan, if EBITDA did not meet the established “threshold” level at the actual USAAS, no payouts would be made under the plan. Further, if EBITDA exceeded the established “maximum” level at the actual USAAS, payout under the annual cash incentive plan would be limited as if performance had equaled the maximum performance goal. If actual USAAS was between two established levels, or if the achievement of EBITDA performance goals was between threshold and target levels, or target and maximum levels, participants would be entitled to a ratable portion of any payment due based upon linear interpolation.
In determining what it considered an appropriate “target” performance goal at the various levels of USAAS, the Committee consulted with management and evaluated various internally-prepared models and forecasts. The Committee approved the threshold and maximum performance goals at 85% and 115% of target, respectively.
The table below sets out the threshold, target and maximum EBITDA performance goals approved for 2015.

	EBITDA Performance Goals (in millions)
Actual USAAS (in millions)	Threshold (85% of Target) 50% Payout	Target (100%) 100% Payout	Maximum (115% of Target) 200% Payout
13.9 & lower	$220.9	$259.9	$298.9
14.9	$233.8	$275.1	$316.4
15.9	$246.8	$290.3	$333.8
16.9	$259.7	$305.5	$351.3
17.9	$272.6	$320.7	$368.8
18.9 & above	$285.5	$335.9	$386.3
For 2015, actual USAAS as reported by Motor Intelligence was 17.47 million. Based on this level of USAAS, EBITDA levels for the purpose of determining payouts under the annual cash incentive plan were calculated by interpolation as follows: threshold: $267.1 million; target: $314.2 million; and maximum: $361.3 million. The Company recorded EBITDA of $314.9 million in 2015, and the Committee, using its discretion under the program, established a payout at 101.6% of target under the cash incentive plan. Such payout amounts were within, and subject to, the objective maximum amounts described below under the caption “Section 162(m).”
The Committee established incentive opportunities, as a percentage of base salary, for each named executive officer dependent upon each named executive officer’s respective current and expected positions, skills, and experience, as well as other factors described above, including the degree of responsibility assumed and expected to be assumed by such individual for aspects of the organization that impact our financial performance. The various bonus opportunities (as a percentage of base salary) and actual dollar amounts paid pursuant to the 2015 annual cash incentive plan are detailed in the table below.

Name	Threshold Opportunity	Target Opportunity	Maximum Opportunity	Actual Payment (101.6% of Target)

Craig T. Monaghan	55%	110%	220%	$1,061,720
David W. Hult	37.5%	75%	150%	$533,400
Keith R. Style	30%	60%	120%	$289,560
George A. Villasana	30%	60%	120%	$259,080
George C. Karolis	25%	50%	100%	$190,500
Equity-Based Compensation Opportunity
As described elsewhere in this CD&A, the Committee believes it is appropriate that a significant portion of executive officer compensation be in the form of at-risk equity awards, the payment of which is dependent upon the achievement of certain predetermined financial metrics. The Committee generally does not use a specific formula for allocating equity-based compensation opportunity as a percentage of total compensation for the named executive officers. For 2015, consistent with prior years, the Committee considered a number of factors in establishing the level of long-term equity-based compensation opportunity for each named executive officer, primarily:

•	Peer Group compensation pay practices and norms for comparable executives;

•	general industry pay levels for comparable executives as gathered from publicly-available sources;

•	historical individual performance and responsibility of the executive;

•	knowledge, skills, abilities, experience, tenure and how critical the individual's role is to the Company;

•	expected future responsibilities of the executive;

•	the impact of recent historical equity-based compensation decisions, awards and payouts to each executive; and

•	internal pay equity considerations.
To ensure that equity-based awards to executive officers in 2015 addressed both the long-term performance and retention objectives of our equity incentive plan, the Committee decided that the value of the annual grant (other than for Mr. Karolis) when considered at the target performance level would consist of:

•	40% time-vesting restricted stock, which the Committee believes enhances executive officer retention; and

•
60% performance share units, the vesting of which is subject to our achievement of certain financial performance metrics, as well as the passage of time, which the Committee believes provides an appropriate balance of executive officer focus on our financial success, and economic benefit for continued employment.

Mr. Karolis’ award was valued equally between restricted shares and performance share units at target performance level in light of his responsibilities at the time of award. The Committee generally believes that it is appropriate for a higher percentage of equity award opportunity to be performance based at more senior levels of responsibility.
In 2015, the named executive officers were granted the number of shares of restricted stock and the number of performance share unit awards (at target performance levels) set forth beside his name below:

Name	Number of Shares of Restricted Stock Granted(1)	Number of Performance Share Units Granted (at Target Performance Level)(1)
Craig T. Monaghan	14,118	21,175
David W. Hult	4,107	6,160
Keith R. Style	2,567	3,850
George A. Villasana	2,182	3,272
George C. Karolis	1,284	1,283
____________________

(1)	All such amounts were within, and subject to, the objective maximum amounts described below under the caption “Section 162(m).”
2015 Restricted Stock Award Features
The 2015 restricted stock awards granted to the named executive officers by the Committee, using its discretion under the program, vest ratably over three years beginning on the first anniversary of the grant date, as the Committee believes that this provides appropriate officer retention benefits. In the event that dividends are paid on shares of our common stock at any time when restricted stock awards remain unvested, any such dividends will accrue and be payable to the grantee upon vesting of the underlying restricted shares. In the event such shares do not vest, no such dividends will be paid.
2015 Performance Share Unit Award Features
The performance share unit awards granted to the named executive officers had a performance period based on our fiscal year 2015 performance (described below) and assuming satisfaction of such performance requirements provide for ratable vesting over three-years, with one-third of the award vesting on each of the (i) later of the first anniversary of the grant date, or the date the Committee certifies the actual award; (ii) the second anniversary of the grant date; and (iii) the third anniversary of the grant date and require continued employment through the vesting period. Such performance share unit awards, if paid, will be paid in shares of our common stock. In considering the performance share unit program, the Committee believed it was important to set what it considered challenging yet attainable targets for the performance period. The Committee determined that it would be difficult to project our performance over a multi-year performance period. It therefore determined that a one-year performance period, with subsequent year vesting restrictions, remained appropriate, including providing sufficient alignment between management and stockholder interests and serving as a valuable executive-retention tool.
Under the performance share unit awards program, each executive was awarded a number of performance share units that could be earned based on our performance relative to certain comparable companies with respect to the performance metrics described below. These metrics were selected because of their relative importance to our financial success. The number of performance share units awarded to each executive was recommended to the Committee by the CEO based on the factors described above in “Equity Based Compensation,” and included but were not limited to each executive’s past performance and level of responsibility. The number of performance share units awarded to the CEO was determined by the Committee and awarded to the CEO based on these same factors.
The actual number of performance share units that could be earned was based on the achievement of certain performance goals approved by the Committee in the first quarter of the year. The number of share units awarded was determined based on the Committee’s evaluation of our performance against our competitors based on the metrics described below, and could range from 0% to 150% of the target number of units. The Committee initially approved a payout range of 0% to 150% of the target award for 2015 consistent with a prevailing market trend of reduced maximum payout levels to reduce potential concerns regarding excessive risk-taking by employees eligible for such awards.
Under our 2015 performance share unit award program, our performance, and thus the actual number of shares to be earned, was to be determined or scored based upon the following five performance elements, which were chosen because the Committee determined them to be key drivers of long-term performance in our industry:

•	EBITDA margin (as defined below);

•	percentage improvement in EPS measured against the prior fiscal year;

•	front-end gross profit per vehicle sold;

•	percentage improvement in same-store fixed gross profit measured against the prior fiscal year; and

•	ROIC (as defined below).
For these purposes, EBITDA margin is defined as EBITDA divided by total gross profit. EBITDA is defined as earnings before non-floor plan interest, any gain/loss on repurchase of debt, income taxes, depreciation and amortization, impairment expenses and other publicly reported non-core items. ROIC is defined as EBITDA divided by invested capital. Invested capital is defined as book value of total debt (excluding floor plan debt) less cash, or “net debt”, plus book value of equity.
The 2015 performance share unit award program was designed so that each element of our performance would be considered in light of our overall performance, general market conditions and the comparable element of performance for AutoNation, Inc., Group 1 Automotive, Inc. and Sonic Automotive, Inc. (the “PSU Peer Group”), our three most comparable competitors based on lines of business. Our performance relative to the performance of each member of the PSU Peer Group is evaluated and scored by reference to each entity’s most recently publicly available financial results.
The scores for each performance element are cumulated, such that the highest achievable score would result in a payout at 150% of target, the lowest achievable score would result in a payout at 0% of target and a score in between would be interpolated.
After evaluating our performance on a cumulative basis, under each of the five performance metrics discussed above, including as compared to the performance of the PSU Peer Group and general market conditions, the Committee, using its discretion under the program, established a payout of a number of shares of our common stock at 145% of target. Payments of awards pursuant to the 2015 performance share unit award program were made as set forth below. All such amounts were within, and subject to, the maximum amounts described above under the caption “Section 162(m).”

Name	Target Number of PSUs Granted	Number of Shares of Common Stock Awarded Under the 2015 Performance Share Unit Award Program
Craig T. Monaghan	21,175	30,704
David W. Hult	6,160	8,932
Keith R. Style	3,850	5,583
George A. Villasana	3,272	4,745
George C. Karolis	1,283	1,861
In accordance with the terms of the 2015 performance share unit award program, one-third of the award to each named executive officer vested on the later of the first anniversary of the grant date and the date the payout of a number of shares of our common stock is established by the Committee.
Other Benefits
In 2015, our executive officers were eligible to participate in the employee benefit plans generally available to all of our employees in the corporate office, including medical, dental, life and disability insurance plans, as well as to participate in our 401(k) plan.
In the automobile retailing industry, senior executives are typically provided with the use of one or more demonstrator vehicles from a retailer’s inventory of new vehicles in order to, among other things, show support for the retailer’s offered brands. Executives are typically entitled to these vehicles for business and personal use. Management has limited the number of demonstrator vehicles provided to our employees due to the risks associated with the use of such vehicles. To provide a similar benefit, we provide a cash car allowance of $800 per month to our corporate officers at the vice president level and above, including our named executive officers. Additionally, in 2015, Mr. Monaghan and Mr. Hult each were entitled to use one demonstrator automobile pursuant to the terms of their respective employment agreements.

Employment, Severance and Change in Control Arrangements
General Provisions of Employment, Severance and Separation Agreements
In connection with the implementation of certain aspects of our succession plan and as a retention and executive recruitment tool, we have entered into employment agreements with Mr. Monaghan and Mr. Hult. In addition, we are currently party to certain agreements relating to severance and/or separation arrangements with each of Mr. Style, Mr. Villasana and Mr. Karolis. These agreements provide for the allocation of certain benefits in the event of involuntary termination of the employment of the named executive officer without cause or by the named executive officer where good reason exists, and additional benefits to Mr. Style and Mr. Villasana in the event of termination within two years following a Change in Control.
We believe that these agreements serve as appropriate retention and motivational tools for these executives by generally providing a measure of financial security in the event of an unplanned termination of employment, with the exception of a termination for cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of these agreements are important to retain these key people whose continued employment might be at risk in certain changes of control, although such transactions may otherwise be in the best interests of our stockholders. As a corporate policy, we believe that it may be difficult to attract and retain talented executives with provisions in our severance arrangements that deny severance benefits in the event of a termination for other than performance-related issues.
A description of the terms of these employment, severance and separation agreements, including the potential payouts to these individuals pursuant to applicable severance provisions thereof, are summarized in the “Employment Agreements and Potential Payments Upon Termination” section of this proxy statement.

Section 162(m)
Section 162(m) of the Code generally imposes a $1,000,000 per taxable year ceiling on the tax deductibility to a company of remuneration paid (not including amounts deferred) to the company’s chief executive officer and any one of the other three most highly compensated executive officers of a publicly held corporation (with the exception of such company’s chief financial officer), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). While we intend to maximize the tax-efficiency of our compensation programs generally, the Committee and the Board retain the flexibility in the manner in which we award compensation to act in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible by reason of Section 162(m).
The Committee administers annual cash incentive awards under our Amended and Restated Key Executive Incentive Compensation Plan (the “Key Incentive Plan”), which was most recently approved by our stockholders in 2014, and long-term equity incentive awards under our 2012 Equity Incentive Plan (the “2012 Equity Plan”), which was most recently approved by our stockholders in 2012. The Committee structures these awards with the goal of maximizing the tax deductibility of certain awards as “performance-based” compensation under Section 162(m) of the Code, to the extent practical and deemed appropriate, consistent with maintaining competitive compensation. The Committee does not guarantee that any particular awards will be intended to qualify as “performance-based” compensation or that any awards that are intended to so qualify in fact will meet all of the applicable requirements.
Commencing with fiscal year 2012, in connection with annual cash incentive awards and long-term equity incentive awards, an objective maximum amount is established for annual cash incentive and long-term equity incentive awards that a named executive officer may receive based on the achievement of specified EBITDA performance levels, and may not increase awards above these maximum amounts. Each year, the Committee uses its discretion under these objective maximum amounts to establish secondary performance criteria under its annual cash incentive awards granted under the Key Incentive Plan and long-term equity incentive awards under the 2012 Equity Plan. For information regarding these secondary performance criteria for 2015, see "Review of 2015 Compensation - Annual Cash Incentive Opportunity and Equity-Based Compensation Opportunity." The Committee may only apply negative discretion to the objective maximum amount established, but may apply positive or negative discretion to the secondary performance metrics established for any annual cash incentive awards or long-term equity awards. For fiscal 2015, the Committee applied negative discretion to the objective maximum amount to arrive at the actual annual cash incentive plan awards and long-term equity incentive awards received by our named executive officers.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
The Compensation and Human Resources Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Members of the Compensation and Human Resources Committee
Juanita T. James (Chair)
Dennis E. Clements
Eugene S. Katz
Scott L. Thompson

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2015, Ms. Clarke (Chair until April 15, 2015), Ms. James (Chair since April 15, 2015), Mr. Clements, Mr. Katz and Mr. Thompson, none of whom is or was formerly an officer or employee of the Company, served as members of the Compensation and Human Resources Committee of our Board. None of the Compensation and Human Resources Committee members or other members of the Board serves as an executive officer of any entity for which one of the Company’s executive officers serves as a director or member of such other entity’s compensation committee.

EXECUTIVE COMPENSATION
The following table shows the compensation paid for fiscal years 2015, 2014 and 2013 to our CEO, our CFO and our three other most highly compensated executive officers of the Company in 2015 (collectively, the “named executive officers”). For a more detailed discussion about the compensation arrangements for these executive officers, see “Compensation Discussion and Analysis.”

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary		Stock Awards (1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total

Craig T. Monaghan	2015	$950,000		$2,750,031	$1,061,720	$20,915	(3)	$4,782,666
President and Chief Executive Officer	2014	$950,000		$2,498,555	$1,225,500	$20,915		$4,694,970
	2013	$916,667		$2,248,571	$1,586,500	$32,423		$4,784,161
David W. Hult	2015	$700,000		$800,004	$533,400	$129,526	(4)	$2,162,930
Executive Vice President and Chief Operating Officer	2014	$116,667	(5)	$500,058	$112,875	$28,143		$757,743

Keith R. Style	2015	$462,500		$500,013	$289,560	$9,600	(6)	$1,261,673
Senior Vice President and Chief Financial Officer	2014	$391,250		$450,019	$283,800	$9,600		$1,134,669

George A. Villasana	2015	$416,667		$424,976	$259,080	$9,600	(6)	$1,110,323
Senior Vice President, General Counsel and Secretary	2014	$368,750		$350,004	$193,500	$9,600		$921,854
	2013	$344,167		$349,700	$233,800	$62,100		$989,767
George C. Karolis	2015	$370,833		$200,020	$190,500	$9,600	(6)	770,953
Senior Vice President, Corporate Development and Real Estate

___________________

(1)
The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of performance shares and shares of restricted stock for the fiscal years ended December 31, 2015, 2014 and 2013, as described in the “Compensation Discussion and Analysis—Equity-Based Compensation” discussion and in footnote 2 of the “Grants of Plan-Based Awards Table” below. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 19 in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 19, 2016.

The maximum possible value of performance awards at the grant date (based on the assumption that the highest level of performance is achieved) granted to each of our named executive officers in 2015 was as follows: Mr. Monaghan: $2,474,934; Mr. Hult: $719,981; Mr. Style: $449,988; Mr. Villasana: $382,431; and Mr. Karolis: $149,957. For additional information on the actual number of performance share awards granted, see the discussion under “Compensation Discussion and Analysis – Review of 2015 Compensation – Equity Based Compensation” above.

(2)	The amounts in this column represent the actual amount earned by, and paid to, the named executive officers under the applicable year’s annual cash incentive plan.

(3)	Represents (i) the imputed income of $11,315 associated with the use of one demonstrator vehicle; and (ii) an automobile allowance.

(4)
Represents (i) the imputed income of $6,600 associated with the use of one demonstrator vehicle; (ii) an automobile allowance; and (iii) the remaining portion of a sign on bonus paid to Mr. Hult in lieu of relocation benefits.

(5)	Represents base salary from November 3, 2014, the date he commenced employment with the Company, to December 31, 2014.

(6)	Represents an automobile allowance.

2015 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Approval Date	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1) ($ amount)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (# of shares)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards
			50% Threshold	100% Target	200% Maximum	Threshold	Target	Maximum
Craig T. Monaghan	1/27/15	1/27/15	$522,500	$1,045,000	$2,090,000
	1/27/15	2/5/15				4,235	21,175	31,763		$1,649,956
	1/27/15	2/5/15							14,118	$1,100,075
David W. Hult	1/27/15	1/27/15	$262,500	$525,000	$1,050,000
	1/27/15	2/5/15				1,232	6,160	9,240		$479,987
	1/27/15	2/5/15							4,107	$320,017
Keith R. Style	1/27/15	1/27/15	$142,500	$285,000	$570,000
	1/27/15	2/5/15				770	3,850	5,775		$299,992
	1/27/15	2/5/15							2,567	$200,021
George A. Villasana	1/27/15	1/27/15	$127,500	$255,000	$510,000
	1/27/15	2/5/15				654	3,272	4,908		$254,954
	1/27/15	2/5/15							2,182	$170,021
George C. Karolis	1/27/15	1/27/15	$93,750	$187,500	$375,000
	1/27/15	2/5/15				257	1,283	1,925		$99,971
	1/27/15	2/5/15							1,284	$100,049
____________________

(1)
Represents potential payouts under our annual cash incentive plan for each named executive officer. For a more detailed discussion of the annual cash incentive plan and the actual awards paid under this plan, see the section of this proxy statement entitled, “Compensation Discussion and Analysis—Annual Cash Incentive Plan” and the “Summary Compensation Table” above.

(2)
Represents performance share unit awards. For a more detailed discussion of the Company’s performance share unit award program, see the section of this proxy statement entitled, “Compensation Discussion and Analysis—Equity-Based Compensation” and the "Summary Compensation Table" above.

(3)
Represents grants of restricted stock. For a more detailed discussion of the Company's restricted stock awards, see the section of this proxy statement entitled, “Compensation Discussion and Analysis—Equity-Based Compensation” and the “Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

	Stock Awards (1)
Name	Number of Shares of Stock or Units of Stock That Have Not Vested	Market Value of Shares of Stock or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Craig T. Monaghan	83,034	$5,599,813	31,763	$2,142,063
David W. Hult	8,834	$595,765	9,240	$623,146
Keith R. Style	11,994	$808,875	5,775	$389,466
George A. Villasana	12,238	$825,331	4,908	$330,996
George C. Karolis	6,149	$414,689	1,925	$129,788
____________________

(1)
All information in the “Stock Awards” portion of the table relates to (i) awards of shares of restricted stock, and (ii) awards of performance shares assuming a payout at the maximum level of performance.

(2)	Based on a stock price of $67.44, the closing price of our common stock on December 31, 2015.

(3)
Represents the aggregate payout value of performance shares underlying each award of performance share units that have not yet vested, calculated by multiplying the maximum number of performance share units by $67.44, the closing price of our common stock on December 31, 2015.

2015 STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Craig T. Monaghan	38,409	$3,023,226
David W. Hult	1,574	$127,211
Keith R. Style	5,308	$415,682
George A. Villasana	7,089	$576,937
George C. Karolis	4,338	$342,602
____________________

(1)	The number of shares acquired upon vesting represents the net number of shares acquired after the surrender of any shares to satisfy tax withholding requirements.

(2)
The value realized on the vesting of shares of restricted stock or performance share units represents the net number of shares acquired after the surrender of any shares to satisfy tax withholding requirements multiplied by the closing price of our common stock, as reported on the NYSE, on the vesting date of the restricted stock or the payout date of the performance share units, as applicable.

EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS
UPON TERMINATION AND CHANGE IN CONTROL
Employment Agreement with Craig T. Monaghan
We have entered into an employment agreement with Craig T. Monaghan, our President and CEO (such agreement, as amended and restated to date, the “Monaghan Agreement”). The Monaghan Agreement expires on February 9, 2017, and provides for automatic extensions for successive one-year periods, unless either party provides notice of termination to the other. Upon any termination, Mr. Monaghan will cease to be an officer and director of the Company and any of its affiliates.
Under the Monaghan Agreement, Mr. Monaghan’s base salary is subject to periodic review and increase, and he is entitled to receive an annual bonus (which includes a non-equity incentive compensation award opportunity) based on a target of 100% of his then-current base salary. Mr. Monaghan is also eligible to receive annual equity or other long-term incentive awards granted under the Company’s long-term equity incentive plans and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle.
Under the terms of the Monaghan Agreement, if (i) the Company elects not to extend the Monaghan Agreement and, at its expiration, Mr. Monaghan will not have attained age 65, or (ii) the Company terminates the Agreement without “cause” or (iii) Mr. Monaghan terminates the Monaghan Agreement for “good reason” when no “change in control” has occurred (any of the foregoing, a “Monaghan Non-Change in Control Qualifying Termination”), Mr. Monaghan will be entitled to the following:

•	100% of his base salary, plus 100% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on actual performance for the year of termination;

•	continued participation for 12 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	accelerated vesting of all unvested equity and other long-term incentive awards that would have vested in the 364 days following the termination of the Monaghan Agreement.
Also under the terms of the Monaghan Agreement, if Mr. Monaghan is terminated without cause or resigns for good reason within two years following a change in control (a “Monaghan Change in Control Qualifying Termination” and, together with a Monaghan Non-Change in Control Qualifying Termination, as the case may be, a “Monaghan Qualifying Termination”), Mr. Monaghan will be entitled to the following:

•	200% of his base salary, plus 200% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on target performance for the year of termination;

•	continued participation for 24 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	vesting of all unvested equity and other long-term incentive awards, effective on the date of the change in control.
The foregoing severance payments are conditioned upon Mr. Monaghan executing a general release in favor of the Company. The Monaghan Agreement also contains certain confidentiality, non-compete and non-solicit obligations. In the event of a breach of these obligations, the Company may stop paying any amounts due, as described above, and demand repayment of 50% of the severance amounts paid prior to the breach of such obligations.
The Monaghan Agreement also provides that, if Mr. Monaghan retires after reaching age 65, then upon such retirement, all of his equity and long-term incentive awards not vested as of his effective retirement date will continue to vest without regard to such retirement.

Employment Agreement with David W. Hult
We have entered into an employment agreement with David W. Hult, our Chief Operating Officer (such agreement the “Hult Agreement”). The Hult Agreement expires on November 3, 2016, and provides for automatic extensions for successive one-year periods, unless either party provides notice of termination to the other. Upon any termination, Mr. Hult will cease to be an officer of the Company and any of its affiliates.
Under the Hult Agreement, Mr. Hult’s base salary is subject to periodic review and increase, and he is entitled to receive an annual bonus (which includes a non-equity incentive compensation award opportunity) based on a target of 75% of his then-current base salary. Mr. Hult is also eligible to receive annual equity or other long-term incentive awards granted under the Company’s long-term equity incentive plans and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle. The Hult Agreement also provided for a signing bonus of $100,000 in lieu of relocation assistance and is being paid in 12 equal installments over the 12 months following his date of employment. This signing bonus is subject to repayment in the event Mr. Hult terminates his employment with the Company before the second anniversary of his employment.
Under the terms of the Hult Agreement, if (i) the Company elects not to extend the Hult Agreement and, at its expiration, Mr. Hult will not have attained age 65, or (ii) the Company terminates the Agreement without “cause” or (iii) Mr. Hult terminates the Hult Agreement for “good reason” when no “change in control” has occurred (any of the foregoing, a “Hult Non-Change in Control Qualifying Termination”), Mr. Hult will be entitled to the following:

•	100% of his base salary, plus 100% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on actual performance for the year of termination;

•	continued participation for 12 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	accelerated vesting of all unvested equity and other long-term incentive awards that would have vested in the 364 days following the termination of the Hult Agreement.
Also under the terms of the Hult Agreement, if Mr. Hult is terminated without cause or resigns for good reason within two years following a change in control (a “Hult Change in Control Qualifying Termination” and, together with a Hult Non-Change in Control Qualifying Termination, as the case may be, a “Hult Qualifying Termination”), Mr. Hult will be entitled to the following:

•	200% of his base salary, plus 200% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on target performance for the year of termination;

•	continued participation for 24 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	vesting of all unvested equity and other long-term incentive awards, effective on the date of the change in control.
The foregoing severance payments are conditioned upon Mr. Hult executing a general release in favor of the Company. The Hult Agreement also contains certain confidentiality, non-compete and non-solicit obligations. In the event of a breach of these obligations, the Company may stop paying any amounts due, as described above, and demand repayment of 50% of the severance amounts paid prior to the breach of such obligations.
The Hult Agreement also provides that, if Mr. Hult retires after reaching age 65, then upon such retirement, all of his equity and long-term incentive awards not vested as of his effective retirement date will continue to vest without regard to such retirement.

Severance Agreements with Keith R. Style, George A. Villasana and George C. Karolis
The Company is party to a severance agreement (each, a “Severance Agreement”) with each of Mr. Style, Mr. Villasana and Mr. Karolis. The Severance Agreements provide for one year of base salary, one year of benefits continuation, and a pro-rated bonus (which includes any payment under a non-equity incentive compensation plan with respect to Mr. Style and Mr. Villasana) in the amount that the affected executive would have received had he not been terminated during such year (collectively, the “Severance Payment”) if (i) the affected executive is terminated by the Company without “cause,” or (ii) with respect to (x) Mr. Style and Mr. Villasana if the affected executive terminates his employment with the Company due to the occurrence of certain events (described below) specified in their Severance Agreements within two years following a change in control (either of the foregoing, a "Qualifying Termination”) or (y) Mr. Karolis if he terminates his employment for any of the following reasons: (a) mandatory relocation of Mr. Karolis’ current principal place of business to a location more than 50 miles away; (b) the Company’s reduction of Mr. Karolis’ base salary; and (c) any material diminution in Mr. Karolis’ duties or job title.
The Severance Agreements require the affected executive to execute a general release in favor of the Company as a condition to receiving any Severance Payments. The Severance Agreements also contain certain confidentiality, non-compete and non-solicit obligations and provides that, if such obligations are breached by the affected executive, the Company has the right to stop making any otherwise required Severance Payments. Additionally, the Severance Agreements provide that the affected executive will not receive any Severance Payment in the event of termination due to death, disability, retirement, voluntary resignation or termination by the Company for cause.
Equity Incentive Plan Payout Provisions
In addition to the payments required to be made in connection with certain qualifying separations from service described above, the Company's 2012 Equity Incentive Plan provides that awards made thereunder, subject to the terms of any individual employment or severance agreements, will be accelerated in connection with a change in control transaction only if: (i) the acquiror does not replace or substitute an equivalent award, or (ii) a participant holding replacement awards is involuntarily terminated within two years following a Change of Control.
Certain Defined Terms
Cause
Under the Monaghan and Hult Agreements, “cause” generally means any of the following: (i) the executive’s willful misconduct, failure to follow a lawful directive of the Board, gross negligence or blatant violation of Company policy, (ii) the executive’s commission of fraud, misappropriation, dishonesty or embezzlement against the Company or an affiliate, (iii) in the case of Mr. Monaghan, his commission of a felony or a crime of moral turpitude, and in the case of Mr. Hult, a conviction of, or entry of a plea of nolo contendere to, a felony or misdemeanor (other than traffic violations and similar offenses), or (iv) the executive’s commission of a material breach of the applicable employment agreement.
Under the Severance Agreements with Mr. Style and Mr. Villasana, “cause” generally means any of the following: (i) the executive’s gross negligence or serious misconduct (including criminal, fraudulent and dishonest conduct) that is or may be injurious to the Company, (ii) the executive’s conviction of, or entry of a plea of nolo contendere to, a felony or other crime that involves moral turpitude, (iii) the executive’s breach of the confidentiality, non-compete and non-solicit obligations contained in the Severance Agreement, (iv) the executive’s willful and continued failure to perform his duties on behalf of the Company, or (v) the executive’s material breach of certain Company policies.
Under the Severance Agreement with Mr. Karolis, “cause” generally means any of the following: (i) Mr. Karolis’ gross negligence or gross misconduct in carrying out his duties, resulting in either case in material harm to the Company; (ii) Mr. Karolis being convicted of a felony; or (iii) Mr. Karolis’ breach of the confidentiality, non-compete and non-solicitation obligations contained in his Severance Agreement.
Good Reason
Under the Monaghan and Hult Agreements, “good reason” is defined as the occurrence of any of the following without the executive’s consent, but only after notice of, and an opportunity to cure, such event: (i) the nature or scope of the executive’s duties or responsibilities are materially diminished, (ii) the Company changes the location of the executive’s employment to a place more than 50 miles from its present location, (iii) the Company’s material breach of the applicable employment agreement, or (iv) a change in the executive’s salary below the base amount specified in the applicable employment agreement.
Under the Severance Agreements with Mr. Style and Mr. Villasana, “good reason” generally means the occurrence of any of the following, but only after notice of, and the opportunity to cure, such event: (i) the Company changes the location of the executive’s employment to a place more than 50 miles from its present location, (ii) a material diminution in the executive’s base compensation, or (iii) a material diminution in the executive’s authority, duties or responsibilities. In addition, if the executive terminates his employment with the Company for any of the foregoing reasons within two years following a change in control, the executive will be entitled to receive the Severance Payment.
Change in Control
A “change in control” generally means the occurrence of any of the following events:

•
any person becomes the beneficial owner of 35% or more of the Company’s securities entitled to vote in the election of directors, provided, in the case of the Company’s 2012 Equity Incentive Plan, the Monaghan Agreement, the Hult Agreement and the Severance Agreements with Mr. Style and Mr. Villasana, that such an acquisition will not be considered a change in control if it is made by (x) the Company or any subsidiary, (y) an employee benefit plan sponsored or maintained by the Company or any subsidiary, or (z) a person that reports such acquisition on Schedule 13G under the Exchange Act, so long as such person does not later become required to report on Schedule 13D while beneficially owning 35% or more of the Company’s securities entitled to vote in the election of directors;

•
in the case of the Company’s 2012 Equity Incentive Plan, the Hult Agreement and the Severance Agreements with Mr. Style and Mr. Villasana, the Company’s completion of a merger, consolidation or other business combination transaction in which the Company’s securities outstanding immediately prior to such transaction represent less than 50% of the combined voting power of the Company or other surviving entity after such transaction, except where the transaction agreement provides that members of the Company’s Board serving at the time of the first public announcement of the transaction will constitute at least a majority of the directors of the resulting entity;

•
individuals who, as of the date specified in the applicable agreement or plan, constitute the Board cease to constitute at least a majority, in the case of the Company’s 2012 Equity Incentive Plan, the Monaghan Agreement, the Hult Agreement, and the Severance Agreements with Mr. Style and Mr. Villasana, of the Board, provided that any individual whose election or nomination for election by the Company’s stockholders was approved by at least 2/3 of the directors then comprising the incumbent Board will be considered to be incumbent members of the Board, but excluding any individual who first assumes office as a director of the Company as a result of an actual or threatened election contest; or

•	approval by the Company’s stockholders of the liquidation or dissolution of the Company.
Potential Payments Upon Separation from Service or Change in Control
The following tables detail the amounts that would have been payable to each of our named executive officers had each such officer been separated from service with the Company as of December 31, 2015: (i) involuntarily and without cause or for good reason (a "Qualifying Termination") and without a Change in Control of the Company; (ii) pursuant to a Qualifying Termination and a Change in Control of the Company; and (iii) as the result of death or disability, in each case after taking into account the following assumptions as applicable:

•	no payment value was ascribed to any presently vested and exercisable equity incentive awards, as such awards would not be impacted by a separation from service or change in control;

•
all equity incentive awards that would accelerate in connection with a separation from service or change in control were accelerated and cash valued as of December 31, 2015 (based on $67.44, the closing price of our common stock on the NYSE on such date) by multiplying the number of such shares by the closing price per share of our common stock on the NYSE on December 31, 2015;

•
each of the named executive officers continued to be entitled to participate in the Company’s health and dental insurance plans (no such officer obtained other employment which provided at least equal benefits), and the cost thereof was cash valued at the cost to the Company;

•	all parties complied with any required release and notice provisions in the applicable agreement;

•	all amounts due to the named executive officers were paid immediately; and

•
each of the named executive officers continued to comply with any restrictive or other covenant applicable to him that may have otherwise resulted in the repayment or withholding of severance amounts due.

Qualifying Termination Assuming No Change in Control

Named Executive Officer	Base Salary Continuation(1)	Bonus(1)	Benefits Continuation	Performance Share/Restricted Stock Acceleration	Total
Craig T. Monaghan	$950,000	$2,106,720	$5,096	$3,991,706	$7,053,522
David W. Hult	$700,000	$1,058,400	$4,842	$390,140	$2,153,382
Keith R. Style	$475,000	$289,560	$6,628	$—	$771,188
George A. Villasana	$425,000	$259,080	$2,095	$—	$686,175
George C. Karolis	$375,000	$187,500	$5,862	$—	$568,362
____________________

(1)
Based upon the actual or target amounts of salary and non-equity incentive plan compensation paid in 2015, which are described above in the Compensation Discussion and Analysis section of this proxy statement.

Qualifying Termination Assuming Change in Control

Named Executive Officer	Base Salary Continuation (1)	Bonus (1)	Benefits Contribution	Performance Share/ Restricted Stock Acceleration	Total
Craig T. Monaghan	$1,900,000	$3,151,720	$10,191	$7,027,855	$12,089,766
David W. Hult	$1,400,000	$1,583,400	$9,685	$1,011,195	$4,004,280
Keith R. Style	$475,000	$289,560	$6,628	$1,068,519	$1,839,707
George A. Villasana	$425,000	$259,080	$2,095	$1,045,994	$1,732,169
George C. Karolis	$375,000	$187,500	$5,862	$501,214	$1,069,576
____________________

(1)
Based upon the actual or target amounts of salary and non-equity incentive plan compensation paid in 2015, which are described above in the compensation Discussion and Analysis section of this proxy statement.

Separation from Service Upon Death or Disability

Named Executive Officer	Base Salary Continuation	Bonus	Benefits Continuation	Restricted Stock Acceleration(1)	Total
Craig T. Monaghan	$—	$—	$—	$2,443,284	$2,443,284
David W. Hult	$—	$—	$—	$595,765	$595,765
Keith R. Style	$—	$—	$—	$385,892	$385,892
George A. Villasana	$—	$—	$—	$364,985	$364,985
George C. Karolis	$—	$—	$—	$222,822	$222,822
____________________

(1)	Reflects the value of awards of restricted stock made under the Company's equity incentive plan that provides for the accelerated vesting thereof solely upon an executive's death or disability.

RELATED PERSON TRANSACTIONS
We have adopted a written policy relating to related person transactions, which sets out the criteria for review of transactions between the Company and our affiliates and members of their immediate families. This policy covers our directors and officers, and each stockholder that holds directly or indirectly, more than 5% of our common stock. In addition, we have adopted a written Delegation of Authority Policy, which establishes an executive approval process for many of the Company’s transactions in which certain related person transactions would be included. In reviewing and approving related person transactions under these policies and procedures, senior management and the Board considers, among other things:

•	the nature of the related person’s interest in the transaction;

•	whether the related person has a direct or indirect material interest in the transaction;

•	the material terms of the transaction, including the amount and type of transaction;

•	the significance of the transaction to the Company and to the related person;

•	whether the terms of the transaction are arms-length; and

•	whether the transaction would violate the “Conflicts of Interest” provisions of our Code of Business Conduct and Ethics for Directors, Officers and Employees.
Vehicle Purchases and Leases
We maintain an employee vehicle purchase program for our officers, directors and other employees, and their respective friends and family members pursuant to which they may purchase or lease vehicles from us at a discount to our advertised prices. This program is designed to incent additional vehicle sales while ensuring that we earn a measure of gross profit on all vehicles sold pursuant to the program. From time to time, including in 2015, certain of our directors and named executive officers, or their respective family members, purchased or leased vehicles from us under this program, which vehicles may be valued at over $120,000.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS
The securities outstanding under our equity compensation plans and the number of securities remaining available for issuance under our equity compensation plans, as of December 31, 2015, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrant and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	315,818 (1)	$57.58	1,230,552

(1)
Represents 168,500 performance shares and 147,318 shares of restricted stock. The number of performance shares reported in this table assumes that we attain the target performance goals associated with each respective grant of performance shares.

We only have the ability to make grants of additional securities under our 2012 Equity Incentive Plan.

PROPOSAL NO. 3
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, our stockholders have the right to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The advisory stockholder vote is commonly referred to as the “say-on-pay” vote. At the 2015 annual meeting of stockholders, approximately 98.4% of the shares voted on this proposal were voted in support of the Company’s compensation program. We hold this vote annually, so our Board is again submitting a non-binding stockholder vote on our executive compensation.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation program is designed to reward our executive officers for their individual and collective performance and for our collective performance in our earnings per share, total stockholder return, achieving target goals relating to our EBIDTA and other annual and long-term business objectives. Please read the “Compensation Discussion and Analysis” section of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2015 compensation of our named executive officers as set out in the tables and accompanying narrative.
This proposal gives you as a stockholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholders to approve the following resolution:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the ‘Compensation Discussion and Analysis,’ compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor will it create or imply any additional fiduciary duty of the Board. However, the Board will review the voting results and may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.
Our Board and our Compensation and Human Resources Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders for the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.
The Board unanimously recommends you vote FOR the advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE REPORT
The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee: (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with certain legal and regulatory requirements; (iv) the qualifications, independence and performance of the Company’s outside auditors; and (v) the performance of the Company’s internal audit functions. The charter of the Audit Committee is available on the Company’s web site at www.AsburyAuto.com/InvestorRelations.html under “Corporate Governance”.
The Audit Committee comprises Eugene S. Katz (Chair), Joel Alsfine, Thomas C. DeLoach, Jr. and Thomas Reddin. The Board has determined that each member of the Audit Committee meets the requisite independence and other qualification requirements for Audit Committee membership under SEC rules, the listing standards of the NYSE, the Audit Committee charter and the independence standards set forth in the Company’s Corporate Governance Guidelines. The Board has also determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934.
In fulfilling its oversight role, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2015 with the Company’s management and Ernst & Young LLP, the Company's independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with Ernst & Young LLP matters deemed significant by Ernst & Young LLP, including those matters required to be discussed pursuant to Auditing Standard No. 16 , “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board, and the SEC.
In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP matters relating to its independence, and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, Ernst & Young confirmed its independence, and the Audit Committee determined that Ernst & Young’s provision of non-audit services to the Company is compatible with maintaining their independence.
Based on the Audit Committee’s review with management and Ernst & Young LLP of the Company’s audited financial statements and Ernst & Young LLP’s report on such financial statements, and based on the discussions and written disclosures described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Audit Committee:
Eugene S. Katz (Chair)
Joel Alsfine
Thomas C. DeLoach, Jr.
Thomas Reddin

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting and, if present, will have the opportunity to make a statement if they desire to and to answer appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table summarizes the aggregate fees billed to us by Ernst & Young LLP for fiscal years 2015 and 2014:

	2015	2014
Audit Fees	$1,941,000	$1,960,000
Tax Fees	—	3,000
Expenses	43,000	40,000
Total	$1,984,000	$2,003,000
Audit fees are composed of fees for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2015 and 2014, for the audits of our annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended 2015 and 2014, respectively. The audit fees also included fees associated with the audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Audit fees for 2015 included $516,000 of fees primarily related to various transactions, including the issuance of $200.0 million aggregate principal amount add-on to our 6.0% Notes. Audit fees for 2014 included $640,000 of fees primarily related to various transactions, including the issuance of $400.0 million aggregate principal amount of our 6.0% Notes and related redemption of all of our outstanding $300.0 million aggregate principal amount of 8.375% Notes, and adoption of the 2013 framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Included in the 2015 audit fees and expenses is approximately $515,000 that had not been billed to us as of December 31, 2015. Included in the 2014 audit fees and expenses is approximately $820,000 that had not been billed to us as of December 31, 2014.
The 2014 tax fees relate to professional services rendered for employment tax consultations and miscellaneous tax compliance matters.
Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by our independent registered public accounting firm during the fiscal year and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee has delegated to the Audit Committee chair the ability to approve non-audit work of our independent registered public accounting firm.
Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.
The Board unanimously recommends you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING
This proxy statement relates to the Company’s Annual Meeting of Stockholders for the calendar year 2016, which will take place on April 20, 2016. The Company currently expects that its 2017 annual meeting of stockholders will be held in April 2017. In order to be eligible for inclusion in the Company’s proxy materials for the 2017 annual meeting, any stockholder proposal must be submitted in writing to the Company’s Corporate Secretary and received at the Company’s executive offices at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097 by the close of business on [___], or such later date as the Company may determine and announce in connection with the actual scheduling of the 2017 annual meeting. To be considered for presentation at the 2017 annual meeting, although not included in the Company’s proxy statement, any stockholder proposal, including nominations of directors, must be received at the Company’s executive offices at the foregoing address not earlier than [___], but on or before the close of business on January 19, 2017, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2017 annual meeting and must comply with the notice procedures set forth in the Company's Bylaws. The procedure for nominating directors is described above under “Governance of the Company—Nomination of Directors.”
All stockholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company’s proxy materials), including nominations of directors, the Company’s Restated Certificate of Incorporation, the Company’s Bylaws and Delaware law.

OTHER MATTERS
Management is not aware of any other matters to be brought before the Annual Meeting, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the Annual Meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries (i.e., banks, brokers or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the Company’s Investor Relations Department (a) by mail at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, (b) by telephone at 770-418-8212, or (c) by e-mail at ir@asburyauto.com. You may also contact your bank, broker or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their bank, broker or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

ADDITIONAL INFORMATION
The Company files annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the Company’s filings at the regional offices of the SEC or over the Internet at the SEC’s web site at www.sec.gov. Additional information can also be found on the Company’s web site at www.asburyauto.com. Information contained on any web site referenced in this proxy statement is not incorporated by reference in this proxy statement.
If you would like to receive a copy of any exhibits listed in the Company’s Annual Report or Form 10-K for the year ended December 31, 2015, please call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

APPENDIX A

RESTATED
CERTIFICATE OF INCORPORATION
OF
ASBURY AUTOMOTIVE GROUP, INC.
ARTICLE I
NAME
SECTION 1.01    The name of the corporation is Asbury Automotive Group, Inc. (the "CORPORATION").

ARTICLE II
REGISTERED AGENT
SECTION 2.01    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE
SECTION 3.01    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV
CAPITAL STOCK
SECTION 4.01    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 million, of which 10 million shares shall be Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), and 90 million shares shall be Common Stock, par value $.01 per share (the "COMMON STOCK").
SECTION 4.02    PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "BOARD OF DIRECTORS", each member thereof, a "DIRECTOR" and the total number of Directors which the Corporation would have if there were no vacancies or unfilled newly-created directorships, the "WHOLE BOARD") is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (a "PREFERRED STOCK DESIGNATION"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(a)the designation of the series, which may be by distinguishing number, letter or title;
(b)the number of shares of the series, which number the Board of Directors may thereafter, except where otherwise provided in the applicable Preferred Stock Designation, increase or decrease, but not below the number of shares thereof then outstanding;
(c)whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(d)the rate of any dividends, or method of determining such dividends, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;
(e)the price or prices, or method of determining such price or prices, at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any;
(f)the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
(g)the amounts payable out of the assets of the Corporation on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(h)provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock, or any other security, of the Corporation, or any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, the date or dates as of when such shares will be converted or exchanged and all other terms and conditions upon which such conversion or exchange may be made;
(i)restrictions on the issuance of shares of the same series or of any other class or series, if any; and
(j)the voting rights, if any, of the holders of shares of the series.
SECTION 4.03    COMMON STOCK.
(a)The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock, except as otherwise provided herein or required by law.
(b) Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares, or any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Corporation.
(c)The holders of shares of Common Stock shall be entitled to one vote for each such share upon all proposals presented to the stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
(d)Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.
(e)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(f)The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V
ELECTION OF DIRECTORS
SECTION 5.01    Unless and except to the extent that the By-laws of the Corporation (the "BY-LAWS") shall so require, the election of Directors of the Corporation need not be by written ballot.

ARTICLE VI
BOARD OF DIRECTORS
SECTION 6.01    NUMBER, ELECTION AND TERMS. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect additional Directors under specified circumstances, the number of the Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than three). Other than those~~The~~ Directors, ~~other than those~~ who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up, beginning~~shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with one class to be originally elected for a term expiring~~ at the 2017~~first~~ annual meeting of stockholders, the ~~following the effectiveness of this Certificate of Incorporation, another class to be originally elected for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, and another class to be originally elected for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, with each Director to hold office until such person's successor is duly elected and qualified. At each annual meeting of stockholde~~rs, Directors elected to succeed those Directors whose terms ~~then~~ expire at that meeting and upon the due election and qualification of such person’s successor shall be elected to~~for~~ a term of office to expire at the 2019 annual meeting of stockholders (with each remaining Director whose term does not expire at such meeting being referred to for the remainder of such term as a “CONTINUING CLASSIFIED DIRECTOR”); at the 2018~~third succeeding~~ annual meeting of stockholders, the Directors elected to succeed those Directors whose terms expire at that meeting and upon the due election and qualification of such person’s successor shall be elected to a term of office to expire at the 2019 annual meeting of stockholders; and at the 2019 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all Directors shall be elected to a term of office to expire at the next annual meeting of stockholders and until such person’s~~after their election, with each Director to hold office until such person's~~ successor shall have been duly elected and qualified.
SECTION 6.02    STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES; STOCKHOLDER PROPOSAL OF BUSINESS. Advance notice of stockholder nominations for the election of Directors and of the proposal of business by stockholders shall be given in the manner provided in the By-laws, as amended and in effect from time to time.
SECTION 6.03    NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall serve until~~for~~ the next annual meeting~~remainder~~ of stockholders or the next election~~full term~~ of the class for ~~of Directors in~~which such Director has been appointed if such Director has been appointed to serve in one of the remaining classes of Directors~~new directorship was created or the vacancy occurred~~ and, in either case, until such Director’s~~Director's~~ successor shall have been duly elected and qualified. ~~No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.~~
SECTION 6.04    REMOVAL. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under specified circumstances, any Director may be removed from office, with or without cause (except that Continuing Classified Directors may be removed only for cause). Continuing Classified Directors may be removed from office ~~only for cause and~~only by the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class and other Directors may be removed from office by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.
SECTION 6.05    OTHER PROVISIONS. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation). During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Whole Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall be reduced accordingly.

ARTICLE VII
STOCKHOLDERS
SECTION 7.01    MEETINGS. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to provisions contained in the statutes of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.
SECTION 7.02    ACTION. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

ARTICLE VIII
BY-LAWS
SECTION 8.01    The By-laws may be altered or repealed and new By-laws may be adopted (a) at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the Voting Stock then outstanding, voting together as a single class; PROVIDED, HOWEVER, that any proposed alteration or repeal of, or the adoption of any By-law inconsistent with, Section 2.02, 2.07 or 8.01 of the By-laws, by the stockholders shall require the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class; PROVIDED, FURTHER, HOWEVER, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new By-law or By-laws must be contained in the notice of such special meeting, or (b) by the affirmative vote of a majority of the Whole Board.

ARTICLE XI
AMENDMENT OF CERTIFICATE OF INCORPORATION
SECTION 9.01    The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Article X, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal Article VI, VII, VIII or this Article IX. For purposes of this Certificate of Incorporation, "VOTING STOCK" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors.

ARTICLE X
LIMITED LIABILITY; INDEMNIFICATION
SECTION 10.01 LIMITED LIABILITY OF DIRECTORS. A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except, if required by the DGCL, as amended from time to time, for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the Director derived an improper personal benefit. Neither the amendment nor repeal of this Section 10.01 shall eliminate or reduce the effect of this Section 10.01 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 10.01 would accrue or arise, prior to such amendment or repeal.
SECTION 10.02 INDEMNIFICATION AND INSURANCE.
(a)RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "PROCEEDING"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in compliance with the standard of conduct set forth in Section 145 (or any successor provision) of the DGCL and such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation shall pay the expenses incurred in defending any such proceeding in advance of its final disposition with any advance payments to be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; PROVIDED, HOWEVER, that, if and to the extent the DGCL requires, the payment of such expenses incurred by a Director or officer in such person's capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section 10.02 or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.
(b)RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph (a) of this Section 10.02 is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(c)NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10.02 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested Directors or otherwise. No repeal or modification of this Article X shall in any way diminish or adversely affect the rights of any Director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.
(d)INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
(e)SEVERABILITY. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.